[Draft--11/17/96]

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                                CREDIT AGREEMENT


                                   dated as of


                               November [ ], 1996


                                      among


                       Corning Clinical Laboratories Inc.


                             The Banks Listed Herein

                       NationsBank, N.A., as Issuing Bank,

                         Wachovia Bank of Georgia, N.A.,
                               as Swingline Bank,

                                       and

                   Morgan Guaranty Trust Company of New York,
                             as Administrative Agent


                         ------------------------------

                    Morgan Guaranty Trust Company of New York
                                NationsBank, N.A.
                         Wachovia Bank of Georgia, N.A.,
                               as Arranging Agents


--------------------------------------------------------------------------------
                                                            [Ref No. 1385-308]

                             TABLE OF CONTENTS*

                                                                           Page
                                                                           ----
                                    ARTICLE I

                                   Definitions
                                   -----------

SECTION 1.01  Definitions..................................................  1
        1.02  Accounting Terms and Determinations.......................... 26
        1.03  Types of Borrowings.......................................... 26


                                   ARTICLE II

                                   The Credits
                                   -----------

SECTION 2.01  Commitments to Lend.......................................... 27
        2.02  Notice of Borrowing.......................................... 27
        2.03  Notice to Banks; Funding of Loans............................ 28
        2.04  Swingline Loans.............................................. 30
        2.05  Notes........................................................ 31
        2.06  Interest Rate Elections...................................... 32
        2.07  Interest Rates............................................... 34
        2.08  Fees......................................................... 37
        2.09  Termination or Reduction of
                Commitments................................................ 38
        2.10  Maturity of Loans............................................ 38
        2.11  Optional Prepayments; Mandatory
                Prepayments................................................ 41
        2.12  General Provisions as to Payments............................ 43
        2.13  Funding Losses; Prepayment Premium........................... 44
        2.14  Computation of Interest and Fees............................. 45
        2.15  Letters of Credit............................................ 45


                                   ARTICLE III

                                   Conditions
                                   ----------

SECTION 3.01  Effectiveness................................................ 52
        3.02  Each Credit Event............................................ 56


--------
*The Table of Contents is not a part of this Agreement.

                                   ARTICLE IV

                         Representations and Warranties
                         ------------------------------

SECTION 4.01  Corporate Existence and Power.............................. 57
        4.02  Corporate and Governmental
                Authorization; No Contravention.......................... 57
        4.03  Binding Effect............................................. 58
        4.04  Financial Information...................................... 58
        4.05  Litigation................................................. 59
        4.06  Compliance with ERISA...................................... 59
        4.07  Environmental Matters...................................... 60
        4.08  Taxes...................................................... 60
        4.09  Subsidiaries............................................... 60
        4.10  Regulatory Restriction on Borrowing........................ 61
        4.11  Full Disclosure............................................ 61
        4.12  Compliance with Laws and Agreements........................ 61
        4.13  Governmental Approvals..................................... 61
        4.14  Solvency................................................... 62


                                    ARTICLE V

                                    Covenants
                                    ---------

SECTION 5.01  Information................................................ 62
        5.02  Payment of Obligations..................................... 66
        5.03  Maintenance of Property; Insurance......................... 66
        5.04  Conduct of Business and Maintenance
                of Existence............................................. 67
        5.05  Compliance with Laws....................................... 67
        5.06  Inspection of Property, Books and
                Records.................................................. 67
        5.07  Additional Subsidiaries.................................... 68
        5.08  Amendment of Certain Documents;
                Post-Closing Transaction Documents....................... 68

        5.09  Investments................................................ 69
        5.10  Negative Pledge............................................ 70
        5.11  Consolidations, Mergers, Acquisitions
                and Sales of Assets...................................... 71
        5.12  Use of Proceeds and Letters of
                Credit................................................... 73
        5.13  Further Assurances......................................... 74
        5.14  Transactions with Affiliates............................... 74
        5.15  Restrictions Affecting Subsidiaries........................ 74
        5.16  Restricted Payments........................................ 75
        5.17  Debt....................................................... 76
        5.18  Leverage Ratio............................................. 78

        5.19  Debt Coverage Ratio........................................ 78
        5.20  Coverage Ratio............................................. 79
        5.21  Consolidated Capital Expenditures ......................... 80
        5.22  Relationships with Corning Companies
                and CPS Companies........................................ 80


                                   ARTICLE VI

                                    Defaults
                                    --------

SECTION 6.01  Events of Default.......................................... 81
        6.02  Notice of Default.......................................... 84



                                   ARTICLE VII

                         The Agent and Arranging Agents
                         ------------------------------

SECTION 7.01  Appointment and Authorization.............................. 85
        7.02  Agent and Affiliates....................................... 85
        7.03  Action by Agent............................................ 85
        7.04  Consultation with Experts.................................. 85
        7.05  Liability of Agent......................................... 85
        7.06  Indemnification............................................ 86
        7.07  Credit Decision............................................ 86
        7.08  Successor Agent............................................ 87
        7.09  Agent's Fees............................................... 87
        7.10  Arranging Agents........................................... 87


                                  ARTICLE VIII

                             Change in Circumstances
                             -----------------------

SECTION 8.01  Basis for Determining Interest
                Rate Inadequate or Unfair................................ 87
        8.02  Illegality................................................. 88
        8.03  Increased Cost and Reduced Return.......................... 89
        8.04  Taxes...................................................... 90
        8.05  Base Rate Loans Substituted for
                Affected Euro-Dollar Loans............................... 93

                                   ARTICLE IX

                                  Miscellaneous
                                  -------------

SECTION 9.01  Notices..................................................... 94
        9.02  No Waivers.................................................. 95
        9.03  Expenses; Indemnification................................... 95
        9.04  Sharing of Setoffs.......................................... 96
        9.05  Amendments and Waivers...................................... 97
        9.06  Successors and Assigns...................................... 98
        9.07  Collateral..................................................100
        9.08  Governing Law; Submission to
                Jurisdiction..............................................101
        9.09  Counterparts; Integration...................................101
        9.10  WAIVER OF JURY TRIAL........................................101


Exhibits:
---------

Exhibit A -- Form of Term Note
Exhibit B -- Form of Working Capital Note
Exhibit C -- Form of Guarantee Agreement
Exhibit D -- Form of Indemnity, Subrogation
               and Contribution Agreement
Exhibit E -- Form of Pledge Agreement
Exhibit F -- Form of Security Agreement
Exhibit G -- Forms of opinions of Borrower's counsel
Exhibit H -- Form of opinion of Agent's counsel
Exhibit I -- Form of Issuing Bank Agreement
Exhibit J -- Form of Corning Subordination Agreement

Schedules:
----------

Schedule 1 -- Commitments
Schedule 1.01(a) -- Certain Lease
Schedule 1.01(b) -- Post-Closing Spin-Off Transactions
Schedule 1.01(c) -- Quadrant Properties
Schedule 1.01(d) -- Qualified Joint Venture
Schedule 4.09 -- Subsidiaries
Schedule 5.09 -- Investments
Schedule 5.10 -- Existing Liens
Schedule 5.11 -- Assets
Schedule 5.15 -- Restrictions Affecting Subsidiaries
Schedule 5.17 -- Existing Debt

                                CREDIT AGREEMENT


                                    AGREEMENT dated as of November [ ], 1996,
                           among CORNING CLINICAL LABORATORIES INC., the BANKS listed on the signature pages hereof, NATIONSBANK, N.A., as Issuing Bank, WACHOVIA BANK OF GEORGIA, N.A., as Swingline Bank, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent, and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, NATIONSBANK, N.A. and WACHOVIA BANK OF GEORGIA, N.A., as Arranging Agents.

                  The parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions
                                   -----------

                  SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

                  "Adjusted Consolidated Net Income" means, for any period, the net income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period, exclusive of the effect of (i) any extraordinary or other nonrecurring gain or loss, (ii) charges aggregating $46,000,000 during the quarter ended June 30, 1996, and $142,000,000 during the quarter ended September 30, 1996, to establish reserves related to claims arising out of billing practices, (iii) a charge aggregating $13,700,000 during the quarter ended September 30, 1996, to write-off certain development costs,
(iv) non-recurring charges not exceeding $25,000,000 associated with the Spin-Off Transactions as disclosed in the Spin-Off Information, (v) non-cash charges coincident with the Spin-Off Distributions associated with the write-off of intangible assets in connection with certain changes in accounting policies as disclosed in the Spin-Off Information, (vi) any charges taken by the Borrower after the Effective Date, to the extent that the Borrower is reimbursed for the after-tax cash portion of such charges pursuant to the Transaction Agreement, and (vii) non-cash charges associated with the issuance by the Borrower of shares of its common stock to its employees.

                  "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.07(b).

                  "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

                  "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The Corning Companies and the CPS Companies shall be deemed to be Affiliates prior to consummation of the Spin-Off Distributions.

                  "Agent" means Morgan Guaranty Trust Company of New York in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

                  "Applicable Lending Office" means, with respect to any Bank,
(i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

                  "Applicable Percentage" of any Bank means the percentage of the aggregate Working Capital Commitments represented by such Bank's Working Capital Commitment.

                  "Arranging Agents" means Morgan Guaranty Trust
Company of New York, NationsBank, N.A. and Wachovia Bank of
Georgia, N.A.

                  "Asset Sale" means any sale or other disposition (including any sale and leaseback) by the Borrower or any of its Subsidiaries of any asset or assets, other than (i) any sale or other disposition of inventory or used or surplus equipment including, without limitation, motor vehicles, in each case in the ordinary course of business, or (ii) any sale or other disposition of surplus real estate; provided that sales and dispositions of surplus real estate shall constitute "Asset Sales" to the extent that the aggregate cumulative amount of Net Cash Proceeds of all sales and dispositions of such real estate on and after the Effective Date exceed $5,000,000.

                  "Asset Swap" means (a) any direct exchange by the Borrower or any of its Subsidiaries of assets comprising (without limitation) one or more Quadrant Four Properties for assets comprising (without limitation) one or more Quadrant One Properties, Quadrant Two Properties or Quadrant Three Properties or
(b) any series of transactions involving a sale by the Borrower or any of its Subsidiaries of assets comprising (without limitation) one or more Quadrant Four Properties combined with the acquisition by the Borrower or any of its Subsidiaries of assets comprising (without limitation) one or more Quadrant One Properties, Quadrant Two Properties or Quadrant Three Properties; provided that:

                  (i) prior to consummating any such transaction (and prior to consummating the first of any series of such transactions) the Borrower shall notify the Agent of all clinical laboratories to be exchanged, sold or acquired in connection with such transactions and the material terms of such transactions;

                 (ii) within five Domestic Business Days after consummating the first of any series of such transactions, the Borrower shall deliver to the Agent copies of executed contracts or letters of intent with respect to all other transactions involved in such series of transactions; and

                (iii) all transactions involved in any such series of transactions shall be consummated within six months after consummation of the first transaction in such series.

If all transactions in a series of transactions intended to qualify as an Asset Swap are not consummated within six months after the first such transaction, then none of such transactions shall be considered to be part of an Asset Swap (except to the extent that the completed transactions alone would constitute an Asset Swap).

                  "Assignee" has the meaning set forth in Section 9.06(c).

                  "Bank" means each Person (other than the Borrower) listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors. References herein to a Bank or Banks may include the Issuing Banks or the Swingline Bank or both as the context requires.

                  "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

                  "Base Rate Loan" means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article VIII or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

                  "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

                  "Borrower" means Corning Clinical Laboratories Inc. (to be renamed Quest Diagnostics Incorporated), a Delaware corporation, and its successors.

                  "Borrowing" has the meaning set forth in Section 1.03.

                  "Calculation Period" means a period of four consecutive fiscal quarters of the Borrower.

                  "CCL/CPS Spin-Off Tax Indemnification Agreement" means the tax indemnification agreements to be entered into between CPS and the Borrower as contemplated by the Spin-Off Information.

                  "Class" has the meaning set forth in Section 1.03.

                  "CLSI" means Corning Life Sciences Inc.

                  "Commitment" means, with respect to each Bank, its Tranche A Commitment, Tranche B Commitment or Working Capital Commitment or any combination thereof, as the context may require.

                  "Commitment Fee Rate" has the meaning set forth in
Section 2.07(a).

                  "Consolidated Capital Expenditures" means, for any period, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Consolidated Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for such period and (ii) capital lease obligations incurred during such period.

                  "Consolidated EBIT" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent deducted in determining Adjusted Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense and (ii) income tax expense.

                  "Consolidated EBITDA" means, for any period, Consolidated EBIT for such period plus, to the extent deducted in determining Adjusted Consolidated Net Income for such period, the aggregate amount of depreciation and amortization.

                  "Consolidated Interest Expense" means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period.

                  "Consolidated Rental Expense" means, for any period, the sum of (a) the aggregate rental expense of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period in accordance with generally acceptable accounting principles plus (b) rentals during such period under the lease described in Schedule 1.01(a) to the extent paid by the Borrower or its Subsidiaries.

                  "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

                  "Consolidated Total Capitalization" means at any date the sum of (a) Consolidated Total Debt at such date and (b) the consolidated stockholders' equity of the Borrower at such date adjusted to exclude all write-ups (other than write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Effective Date in the book value of any asset owned by the Borrower or a Consolidated Subsidiary.

                  "Consolidated Total Debt" means at any date the aggregate principal amount of the Debt (excluding any Excess Corning Debt) of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis at such date.

                  "Corning" means Corning Incorporated, a New York corporation, and its successors.

                  "Corning Companies" means Corning and its subsidiaries other than the Borrower, its Subsidiaries and the CPS Companies.

                  "Corning Subordination Agreement" means a Subordination Agreement among Corning, the Borrower and the Agent substantially in the form of Exhibit J, as the same may be amended from time to time.

                  "Coverage Ratio" means, for any Calculation Period, the ratio of (i) the sum of (a) Consolidated EBITDA plus (b) Consolidated Rental Expense to (ii) the sum of Consolidated Interest Expense (excluding interest, if any, on Excess Corning Debt) and Consolidated Rental Expense for such Calculation Period.

                  "CPS" means Covance Inc. (formerly known as Corning Pharmaceutical Services Inc.), a Delaware corporation.

                  "CPS Capitalization Transactions" means (i) the contribution by the Corning Companies and the Borrower and its Subsidiaries to the CPS Companies of all properties and other assets (including, without limitation, the capital stock of all corporations that are to be subsidiaries of CPS) that are to be properties and assets of CPS and its subsidiaries at the time of the Spin-Off Distributions as contemplated by the Spin-Off Information, (ii) the capitalization of CPS and its subsidiaries as contemplated by the Spin-Off Information (including, without limitation, the elimination of all Debt and other intercompany balances between the Corning Companies, the Borrower and its Subsidiaries, on the one hand, and the CPS Companies, on the other hand) and
(iii) the transfer by the CPS Companies to the Borrower and/or its Subsidiaries of any and all properties and other assets held by the CPS Companies that are to be properties and assets of the Borrower and its Subsidiaries after giving effect to the Spin-Off Distributions as contemplated by the Spin-Off Information.

                  "CPS Companies" means CPS and the corporations and other entities that are to be subsidiaries of CPS at the time of the Spin-Off Distributions as contemplated by the Spin-Off Information.

                  "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds (other than bid and performance bonds), debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non- contingent obligations (and, for purposes of Section 5.17 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of said Person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person.

                  "Debt Coverage Ratio" means, at any time, the ratio of (i) Consolidated Total Debt at such time to (ii) Consolidated EBITDA for the most recent Calculation Period ended at or prior to such time.

                  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

                  "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

                  "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

                  "Effective Date" means the date on which the obligations of the Banks to make Loans and of the Issuing Banks to issue Letters of Credit under this Agreement become effective in accordance with Section 3.01.

                  "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental body, agency or official, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

                  "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

                  "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

                  "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

                  "Euro-Dollar Loan" means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

                  "Euro-Dollar Margin" has the meaning set forth in
Section 2.07(b).

                  "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.07(b) on the basis of the Adjusted London Interbank Offered Rate.

                  "Euro-Dollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

                  "Event of Default" has the meaning set forth in Section 6.01.

                  "Excluded Subsidiary" means (a) each of National Imaging Associates Inc. and Nichols Institute Diagnostics and (b) each other Subsidiary existing on the date of this Agreement identified on Schedule 4.09 as an Excluded Subsidiary unless and until either (i) such Subsidiary has consolidated assets in excess of $ 1,000,000 or (ii) such Subsidiary's consolidated revenues for any fiscal year of the Borrower exceeds 1.0% of the Borrower's consolidated revenues for such fiscal year. Each Subsidiary listed in clause (a) of this definition shall cease to be an Excluded Subsidiary on the first anniversary of the date of this Agreement.

                  "Excess Corning Debt" means any Debt of the Borrower or any of its Subsidiaries to any of the Corning Companies that remains outstanding on the Effective Date after giving effect to a repayment of such Debt to be made on the Effective Date, but excluding Permitted Subordinated Debt.

                  "Existing Letters of Credit" means the letters of credit identified on Schedule 5.17.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

                  "Financing Transactions" means the execution and delivery of the Loan Documents and the performance of the transactions contemplated by the Loan Documents, including the borrowing of the Loans, the issuance of Letters of Credit and the grant of security interests under the Security Documents.

                  "Foreign Subsidiary" means a Subsidiary existing on the date of this Agreement identified on Schedule 4.09 as a Foreign Subsidiary.

                  "Group of Loans" means at any time a group of Loans of the same Class consisting of (i) all Loans of such Class which are Base Rate Loans at such time and (ii) all Euro-Dollar Loans of such Class having the same Interest Period at such time, provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article VIII, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

                  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Guarantee Agreement" means a Guarantee Agreement among the Agent and the Guarantors substantially in the form of Exhibit C, as the same may be amended from time to time.

                  "Guarantor" means each Person that is or becomes party to the Guarantee Agreement as a Guarantor and their respective successors.

                  "Hazardous Materials" means all explosive or radioactive substances or wastes, all hazardous or toxic substances, wastes or other pollutants, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

                  "Indemnity, Subrogation and Contribution Agreement" means an Indemnity, Subrogation and Contribution Agreement among the Borrower, the Subsidiaries and the Security Agent, substantially in the form of Exhibit D hereto, as the same may be amended from time to time.

                  "Initial Guarantors" means the Subsidiaries listed on Schedule 4.09, other than Subsidiaries identified on such Schedule as Excluded Subsidiaries, Foreign Subsidiaries, Qualified Joint Ventures and Joint Venture Holding Companies.

                  "Initial Pricing Period" means the period commencing on the Effective Date and ending on the date on which the Borrower's financial statements for the period ended December 31, 1996, shall have been delivered to the Agent.

                  "Interest Period" means with respect to each Euro- Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

                  (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                  (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

                  (c) any Interest Period which would otherwise end after the Maturity Date (in the case of Term Loans) or the Termination Date (in the case of Working Capital

         Loans) shall end on the Maturity Date or the Termination Date, as applicable.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

                  "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guarantee, time deposit or otherwise (but not including any demand deposit or any account receivable arising in the ordinary course of business).

                  "IRS Ruling Letter" means the private letter ruling dated November 5, 1996, from the Internal Revenue Service to Corning.

                  "Issuing Bank" means (i) NationsBank, N.A. and (ii) any other Bank that shall enter into an Issuing Bank Agreement as provided in Section 2.15(l), in each case in their respective capacities as the issuers of Letters of Credit, and their respective successors in such capacity.

                  "Issuing Bank Agreement" has the meaning set forth in Section 2.15(l).

                  "Joint Venture Holding Company" means a Subsidiary the only non-cash asset of which is its ownership interest in a Qualified Joint Venture and the cash assets of which are promptly distributed.

                  "Letter of Credit" means any letter of credit issued pursuant to Section 2.15.

                  "Letter of Credit Disbursement" means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

                  "Letter of Credit Exposure" means at any time the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit plus (ii) the aggregate amount of all Letter of Credit Disbursements not yet reimbursed by the Borrower as provided in Section 2.15. The Letter of Credit Exposure of any Bank at any time shall mean its Applicable Percentage of the aggregate Letter of Credit Exposure at such time.

                  "Letter of Credit Sublimit Amount" means the lesser of $20,000,000 and the total amount of the Working Capital Commitments.

                  "Level I Pricing Period" means any period (other than the Initial Pricing Period) during which the Borrower's Debt Coverage Ratio as of the end of the most recent Calculation Period is less than 2.0 to 1.0. Any such period shall commence on (and include) the date of delivery to the Agent of financial statements demonstrating that such period has commenced and shall terminate on (and exclude) the date of delivery to the Agent of financial statements demonstrating that such period has terminated.

                  "Level II Pricing Period" means any period (other than the Initial Pricing Period) during which the Borrower's Debt Coverage Ratio as of the end of the most recent Calculation Period is 2.0 to 1.0 or greater but less than 2.25 to 1.0. Any such period shall commence on (and include) the date of delivery to the Agent of financial statements demonstrating that such period has commenced and shall terminate on (and exclude) the date of delivery to the Agent of financial statements demonstrating that such period has terminated.

                  "Level III Pricing Period" means any period (other than the Initial Pricing Period) during which the Borrower's Debt Coverage Ratio as of the end of the most recent Calculation Period is 2.25 to 1.0 or greater but less than 2.5 to 1.0. Any such period shall commence on (and include) the date of delivery to the Agent of financial statements demonstrating that such period has commenced and shall terminate on (and exclude) the date of delivery to the Agent of financial statements demonstrating that such period has terminated.

                  "Level IV Pricing Period" means any period (other than the Initial Pricing Period) during which the Borrower's Debt Coverage Ratio as of the end of the most recent Calculation Period is 2.5 to 1.0 or greater but less than 2.75 to 1.0. Any such period shall commence on (and include) the date of delivery to the Agent of financial statements demonstrating that such period has commenced and shall terminate on (and exclude) the date of delivery to the Agent of financial statements demonstrating that such period has terminated.

                  "Level V Pricing Period" means any period (other than the Initial Pricing Period) during which the Borrower's Debt Coverage Ratio as of the end of the most recent Calculation Period is 2.75 to 1.0 or greater but less than 3.0 to 1.0. Any such period shall commence on (and include) the date of delivery to the Agent of financial statements demonstrating that such period has commenced and shall terminate on (and exclude) the date of delivery to the Agent of financial statements demonstrating that such period has terminated.

                  "Level VI Pricing Period" means (i) the Initial Pricing Period and (ii) any other period during which the Borrower's Debt Coverage Ratio as of the end of the most recent Calculation Period is 3.0 to 1.0 or greater but less than 3.5 to 1.0. Any such period referred to in clause (ii) above shall commence on (and include) the date of delivery to the Agent of financial statements demonstrating that such period has commenced and shall terminate on (and exclude) the date of delivery to the Agent of financial statements demonstrating that such period has terminated.

                  "Level VII Pricing Period" means any period that is not a Level I Pricing Period, a Level II Pricing Period, a Level III Pricing Period, a Level IV Pricing Period, a Level V Pricing Period or a Level VI Pricing Period.

                  "Leverage Ratio" means, at any time, the ratio of (i) Consolidated Total Debt at such time to (ii) Consolidated Total Capitalization at such time.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                  "Loan" means a Base Rate Loan or a Euro-Dollar Loan of either Class or a Swingline Loan and "Loans" means any combination of the foregoing.

                  "Loan Documents" means this Agreement, the Guarantee Agreement, the Security Documents, the Corning

Subordination Agreement, the Notes and any Issuing Bank Agreement.

                  "London Interbank Offered Rate" has the meaning set forth in
Section 2.07(b).

                  "Margin Stock" has the meaning given to such term under Regulation U.

                  "Material Adverse Effect" means (i) a materially adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and its Consolidated Subsidiaries considered as a whole (after giving effect to any insurance proceeds under existing insurance policies and indemnification payments by Corning or CPS under the Transaction Documents), (ii) material impairment of the ability of the Borrower or any Subsidiary to perform any of its obligations under any Loan Document to which it is or will be a party, or (iii) material impairment of the rights of or benefits available to the Agent, the Security Agent or the Banks under any Loan Document.

                  "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount equal to or exceeding $10,000,000.

                  "Material Financial Obligations" means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, equal to or exceeding in the aggregate $10,000,000.

                  "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

                  "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group (i) is then making or accruing an obligation to make contributions or (ii) has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period; provided, however, that clause (ii) shall apply solely to the extent that any member of the ERISA Group as of such time has incurred or could reasonably be expected to incur liability under Title IV of ERISA with respect to such plan.

                  "Net Cash Proceeds" means (a) in connection with any sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property or casualty insurance claim or condemnation award in respect thereof, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of reasonable and documented attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award in respect thereof (other than any Lien in favor of the Security Agent for the benefit of the Banks), any amounts required to be escrowed or reserved by the Borrower or its Subsidiaries with respect to liabilities retained by the Borrower or its Subsidiaries in connection with such sale or disposition, including any indemnification or purchase price adjustments (provided that if and to the extent any such amounts are released to the Borrower or any of its Subsidiaries from escrow or such reserve, such amounts will be treated as Net Cash Proceeds) and other customary fees and other costs and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any tax sharing arrangements) and (b) in connection with any issuance or sale by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of investment banking fees, reasonable and documented attorneys' fees, accountants' fees, underwriting discounts and commissions and other customary fees and other costs and expenses actually incurred in connection therewith.

                  "Note" means a promissory note of the Borrower substantially in the form of Exhibit A or B, evidencing the obligation of the Borrower to repay Loans, and "Notes" means any or all of such promissory notes issued hereunder.

                  "Notice of Borrowing" has the meaning set forth in
Section 2.02.

                  "Notice of Interest Rate Election" has the meaning set forth in Section 2.06.

                  "Obligations" has the meaning set forth in the Guarantee Agreement.

                  "Parent" means, with respect to any Bank, any Person controlling such Bank.

                  "Participant" has the meaning set forth in Section 9.06(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Preferred Stock" means the 1,000 shares of cumulative preferred stock of the Borrower described in the Spin-Off Information to be acquired by Corning.

                  "Permitted Subordinated Debt" means up to $150,000,000 aggregate principal amount of unsecured subordinated Debt of the Borrower in the form of the Senior Subordinated Notes or the Senior Subordinated Bridge Loans or, if the Corning Subordination Agreement has been executed and delivered, Debt of the Borrower to Corning.

                  "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

                  "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group; provided, however, that clause (ii) shall apply solely to the extent that any member of the ERISA Group as of such time has incurred or could reasonably be expected to incur liability under Title IV of ERISA with respect to such plan.

                  "Pledge Agreement" means a Pledge Agreement among the Borrower, the Subsidiaries (other than Qualified Joint Ventures, Joint Venture Holding Companies, Foreign Subsidiaries and Excluded Subsidiaries) and the Security Agent, substantially in the form of Exhibit E hereto, as the same may be amended from time to time.

                  "Preliminary Spin-Off Transactions" means the Spin-Off Transactions other than the transactions described in Schedule 1.01(b).

                 "Pricing Period" means a Level I Pricing Period, a Level II Pricing Period, a Level III Pricing Period, a Level IV Pricing Period, a Level V Pricing Period, a Level VI Pricing Period or a Level VII Pricing Period.

                  "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

                  "Quadrant One Property" means any clinical laboratory a substantial majority of the business of which is derived from a geographical region identified as a "Quadrant One Property" in Schedule 1.01(c).

                  "Quadrant Two Property" means any clinical laboratory a substantial majority of the business of which is derived from a geographical region identified as a "Quadrant Two Property" in Schedule 1.01(c).

                  "Quadrant Three Property" means any clinical laboratory a substantial majority of the business of which is derived from a geographical region identified as a "Quadrant Three Property" in Schedule 1.01(c).

                  "Quadrant Four Property" means any clinical laboratory a substantial majority of the business of which is derived from a geographical region identified as a "Quadrant Four Property" in Schedule 1.01(c).

                  "Qualified Joint Venture" means any of (i) Associated Clinical Laboratories L.P., (ii) the joint venture described in Schedule 1.01(d) and
(iii) one
additional joint venture that the Borrower or any of its Subsidiaries may enter into in accordance with clause (d) of Section 5.09.

                  "Quarterly Dates" means each March 31, June 30, September 30 and December 31.

                  "Reference Banks" means the principal London offices of NationsBank, N.A., Wachovia Bank of Georgia, N.A. and Morgan Guaranty Trust Company of New York, and "Reference Bank" means any one of such Reference Banks.

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Required Banks" means at any time Banks having at least 51% of the sum of the outstanding Loans, Letter of Credit Exposure and unused Commitments at such time.

                  "Restricted Payment" means (i) any dividend or other distribution (whether in cash, securities or other property) on any shares of the capital stock of the Borrower (except dividends or distributions payable solely in shares of its capital stock), (ii) any payment (whether in cash, securities or other property) in respect of any Permitted Subordinated Debt or Excess Corning Debt, whether on account of principal, interest, premium or otherwise, or (iii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement or acquisition of (a) any shares of the capital stock of the Borrower or any Subsidiary owned by any Person other than the Borrower or any Subsidiary, (b) any option, warrant or other right to acquire shares of the capital stock of the Borrower or any Subsidiary (but not including payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion), or (c) any Permitted Subordinated Debt or Excess Corning Debt.

                  "Security Agent" means [J. P. Morgan Delaware] in its capacity as security agent under the Security Documents, and its successors in such capacity.

                  "Security Agreement" means a Security Agreement among the Borrower, its Subsidiaries (other than Qualified Joint Ventures, Joint Venture Holding Companies, Foreign Subsidiaries and Excluded Subsidiaries) and the Security

Agent, substantially in the form of Exhibit F hereto, as the same may be amended from time to time.

                  "Security Documents" means the Pledge Agreement, the Security Agreement and all other security agreements and other documents and instruments executed and delivered pursuant to Section 5.13 in order to secure any Obligations.

                  "Senior Subordinated Bridge Loans" means $150,000,000 aggregate principal amount of unsecured senior subordinated loans to the Borrower.

                  "Senior Subordinated Notes" means $150,000,000 aggregate principal amount of unsecured senior subordinated notes of the Borrower.

                  "Spin-Off Distributions" means (i) the distribution by Corning of all the capital stock of the Borrower (other than the Permitted Preferred Stock) to the holders of Corning's common stock and (ii) the distribution by the Borrower of all the capital stock of CPS to the holders of the Borrower's common stock.

                  "Spin-Off Information" means the information disclosed in (a) the Transaction Agreement, (b) the draft dated November [5], 1996, of the Information Statement and (c) the IRS Ruling Letter, each of which has been delivered to the Banks prior to the execution and delivery of this Agreement.

                  "Spin-Off Tax Indemnification Agreement" means the tax indemnification agreement to be entered into between Corning and the Borrower as contemplated by the Spin-Off Information.

                  "Spin-Off Transactions" means the transactions contemplated by the Spin-Off Information to occur on or before the date of the Spin-Off Distributions, including without limitation (i) the contribution by the Corning Companies to the Borrower and its Subsidiaries of all properties and other assets (including, without limitation, the capital stock of all corporations that are to be Subsidiaries) that are to be properties and assets of the Borrower and its Subsidiaries at the time of the Spin-Off Distributions as contemplated by the Spin-Off Information and the assumption by the Borrower of liabilities of CLSI not to exceed $250,000,000 (or the transfer to the Borrower of assets of CLSI subject to such liabilities), (ii) the capitalization of the Borrower and its Subsidiaries as contemplated by the Spin-Off Information (including, without limitation, the elimination of all Debt and other intercompany balances between the Corning Companies, on the one hand, and the Borrower and its Subsidiaries, on the other hand), (iii) the CPS Capitalization Transaction and (iv) execution and delivery of the Transaction Documents by the parties thereto; provided that clause (ii) above shall not be construed to require the elimination of the Debt owed by the Borrower or its Subsidiaries to the Corning Companies that is to be repaid (a) on the Effective Date as contemplated by clause (o) of Section 3.01, (b) with the proceeds of the Senior Subordinated Bridge Loans or the Senior Subordinated Notes as contemplated by clause (a) of Section 5.16 or (c) as contemplated by clause (g) of Section 5.16.

                  "Subordinated Debt Documents" means (i) any indenture, loan agreement, note purchase agreement or other agreement pursuant to which any Permitted Subordinated Debt is issued or incurred, (ii) any debt securities, promissory notes or other instruments evidencing any Permitted Subordinated Debt and (iii) any other agreements, instruments or documents governing any of the terms or conditions of any Permitted Subordinated Debt or any Guarantee of any Permitted Subordinated Debt.

                  "subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

                  "Subsidiary" means a subsidiary of the Borrower; provided that the CPS Companies shall be deemed not to be "Subsidiaries" prior to the consummation of the Spin-Off Distributions.

                  "Swingline Bank" means Wachovia Bank of Georgia, N.A., in its capacity as lender of Swingline Loans hereunder, and its successors in such capacity.

                  "Swingline Exposure" means at any time the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Bank at any time shall mean its Applicable Percentage of the Swingline Exposure at such time.

                  "Swingline Loan" means a loan made by the Swingline Bank pursuant to Section 2.04.

                  "Tax Sharing Agreement" means the tax sharing agreement to be entered into among Corning, CPS and the Borrower as contemplated by the Spin-Off Information.

                  "Temporary Cash Investment" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one year, (ii) time deposits with, including certificates of deposit issued by, any office located in the United States of any commercial bank which is organized under the laws of the United States or any state thereof and has capital and surplus exceeding $500,000,000 and having a peer group rating of B or better (or the equivalent thereof) by Thompson Bank Watch, Inc. or outstanding long-term debt rated BBB or better (or the equivalent thereof) by Standard & Poor's Rating Group or Baa or better (or the equivalent thereof) by Moody's Investors Service Inc. or (iii) repurchase obligations with a term of not more than seven days for underlying securities described in clause (i) and (ii) above entered into with an office of a bank meeting the criteria specified in clause (ii) above, or (iv) commercial paper (other than commercial paper issued by an Affiliate of the Borrower) rated at least A-1 (or the equivalent thereof) by Standard & Poor's Ratings Group and P-1 (or the equivalent thereof) by Moody's Investors Service, Inc., in each case maturing within 90 days.

                  "Term Loan" means a Tranche A Term Loan or a Tranche B Term Loan.

                  "Termination Date" means the last day of the Working Capital Availability Period.

                  "Total Commitments" means at any time the sum of the Banks' Commitments at such time.

                  "Tranche A Commitment" means, as to any Bank, the obligation of such Bank to make Tranche A Term Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth opposite such Bank's name in
Schedule 1 hereto under the caption "Tranche A Commitment".

                  "Tranche A Bank" means a Bank with a Tranche A Commitment or an outstanding Tranche A Term Loan.

                  "Tranche A Maturity Date" means November [ ], 2002.

                  "Tranche A Term Loan" means a loan made by a Tranche A Bank pursuant to clause (i) of Section 2.01(a).

                  "Tranche B Commitment" means, as to any Bank, the obligation of such Bank to make Tranche B Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth opposite such Bank's name in Schedule 1 hereto under the caption "Tranche B Commitments".

                  "Tranche B Bank" means a Bank with a Tranche B Commitment or an outstanding Tranche B Term Loan.

                  "Tranche B Maturity Date" means November [ ], 2003.

                  "Tranche B Term Loan" means a loan made by a Tranche B Bank pursuant to clause (ii) of Section 2.01(a).

                  "Transaction Agreement" means the Transaction Agreement dated as of November [ ], 1996, among Corning, CPS, CLSI and the Borrower.

                  "Transactions" means the Financing Transactions, the Spin-Off Transactions and the Spin-Off Distributions.

                  "Transaction Documents" means (i) the Transaction Agreement, the CCL/CPS Spin-Off Tax Indemnification Agreement, the Spin-Off Tax Indemnification Agreement, the Tax Sharing Agreement and (ii) any other contracts and agreements between the Borrower or any Subsidiary, on the one hand, and any Corning Company or CPS Company, on the other hand, in effect on the Effective Date or contemplated by Schedule 1.01(b) (other than any such contracts and agreements relating solely to the purchase or sale of inventory or services in the ordinary course of business on terms no less favorable to the Borrower and its Subsidiaries than they would obtain in a comparable arm's length transaction).

                  "Type" has the meaning set forth in Section 1.03.

                  "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

                  "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

                  "Working Capital Availability Period" means the period from and including the Effective Date to but excluding the Working Capital Maturity Date or such earlier date as the Working Capital Commitments shall have expired or been terminated.

                  "Working Capital Bank" means a Bank with a Working Capital Commitment or, if the Working Capital Commitments have terminated or expired, a Bank with Working Capital Exposure.

                  "Working Capital Commitment" means, as to any Bank, the obligation of such Bank to make Working Capital Loans to the Borrower and to acquire participations in Letters of Credit in an aggregate principal amount at any one time outstanding not exceeding the amount set forth opposite such Bank's name in Schedule 1 hereto under the caption "Working Capital Commitment", as the same may be reduced from time to time pursuant to Section 2.09 and subject to the limitations of Sections 2.01(b) and 2.15.

                  "Working Capital Exposure" means, with respect to any Bank at any time, the sum of the aggregate principal amount of such Bank's Working Capital Loans outstanding at such time and its Letter of Credit Exposure and Swingline Exposure at such time.

                  "Working Capital Loan" means a loan made by a Bank pursuant to
Section 2.01(b).

                  "Working Capital Maturity Date" means November [ ], 2002.

                  SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend the calculation of the Borrower's Debt Coverage Ratio for purposes of determining Pricing Periods or to amend any covenant in Article V, in either case to eliminate the effect of any change in generally accepted accounting principles on the operation of such calculation or covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend any such calculation or covenant for such purpose), then such calculation or the Borrower's compliance with such covenant, as the case may be, shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such calculation or covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

                  SECTION 1.03. Types of Borrowings. Borrowings and Loans hereunder are distinguished by "Type" and by "Class". The Type of a Loan refers to whether such Loan is a Base Rate Loan or a Euro-Dollar Loan. The "Class" of a Loan (or a Commitment to make such a Loan or a Borrowing comprising such Loans) refers to whether such Loan is a Tranche A Term Loan, a Tranche B Term Loan, a Working Capital Loan or a Swingline Loan, each of which constitutes a Class. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Type (subject to Article VIII) and Class and, in the case of Euro-Dollar Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the Type of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the Class of such Loans (e.g., a "Term Borrowing" is a Borrowing comprised of Term Loans) or both

(e.g., a "Euro-Dollar Working Capital Borrowing" is a Borrowing comprised of Working Capital Loans that are Euro- Dollar Loans).


                                   ARTICLE II

                                   The Credits
                                   -----------

                  SECTION 2.01. Commitments to Lend. (a) Term Loans. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make (i) a Tranche A Term Loan to the Borrower on the Effective Date in an aggregate principal amount not exceeding its Tranche A Commitment and (ii) a Tranche B Term Loan to the Borrower on the Effective Date in an aggregate principal amount not exceeding its Tranche B Commitment.

                  (b) Working Capital Loans. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower from time to time during the Working Capital Availability Period; provided that the aggregate principal amount of such Bank's loans at any one time outstanding under this subsection (b) shall not exceed the excess of (i) its Working Capital Commitment at such time over (ii) the sum of its Letter of Credit Exposure at such time, plus its Swingline Exposure at such time, plus the aggregate amount of the Existing Letters of Credit outstanding at such time. Within the foregoing limits, the Borrower may borrow under this subsection (b), repay or (to the extent permitted by Section 2.11) prepay loans made under this subsection (b) and reborrow at any time during the Working Capital Availability Period under this subsection (b).

                  (c) Borrowings Ratable. Each Borrowing under this Section shall be made from the Banks ratably in proportion to their respective Commitments of the relevant Class.

                  (d) Euro-Dollar Borrowings. There shall not at any time be more than a total of seven Euro-Dollar Borrowings outstanding.

                  SECTION 2.02. Notice of Borrowing. The Borrower shall give the Agent notice (a "Notice of Borrowing") not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing, and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

                 (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

                (ii) the aggregate amount of such Borrowing, which shall be (x) in the case of a Euro-Dollar Borrowing, $10,000,000 and (y) in the case of a Base Rate Borrowing, $5,000,000, or in each case a larger multiple of $1,000,000;

               (iii) the Class and Type of such Borrowing; and

                (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

                  This Section 2.02 shall not apply to Swingline Loans.

                  SECTION 2.03. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank that is to participate in such Borrowing of the contents thereof and of such Bank's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

                  (b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (d) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

                  (c) If an Issuing Bank has not received from the Borrower a payment required by Section 2.15(g) to be made to such Issuing Bank by 1:00 P.M. (New York City time) on the date on which such payment is due, as provided in
Section 2.15(g), such Issuing Bank shall promptly notify the Agent thereof and, promptly following receipt of such notice, the Agent will notify each Bank that has a participation in such Letter of Credit of the Letter of Credit Disbursement and such Bank's Applicable Percentage of such Letter of Credit Disbursement. Not later than 3:00 P.M. (New York City time) on such date, each Bank shall make available such Bank's Applicable Percentage of such Letter of Credit Disbursement, in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section 9.01, and the Agent will promptly make such funds available to such Issuing Bank. Thereafter, any payments made by the Borrower in respect of such Letter of Credit Disbursement shall be paid to the Agent (and such Issuing Bank shall promptly remit such payments to the Agent if received by such Issuing Bank) and the Agent will promptly remit to each Bank that shall have made such funds available its Applicable Percentage of any amounts subsequently received by the Agent from such Issuing Bank or the Borrower in respect of such Letter of Credit Disbursement (excluding interest for the account of such Issuing Bank for the period prior to the date that such Bank shall have made such funds available).

                  (d) If any Bank (including the Swingline Bank) makes a new Loan to the Borrower hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (c) of this Section, or remitted by the Borrower to the Agent as provided in Section 2.12, as the case may be.

                  (e) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing, or prior to the time of any required payment by such Bank in respect of a Letter of Credit Disbursement, that such Bank will not make available to the Agent such Bank's share of such Borrowing or payment, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing or payment in accordance with subsection (b) or
(c), as applicable, of this Section and the Agent may, in reliance upon such assumption, make available to the Borrower or the applicable Issuing Bank, as the case may be, on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower or the applicable Issuing Bank until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 or Section 2.15(g), as applicable, and (ii) in the case of such Bank, the Federal Funds Rate. In the case of a Borrowing, if such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

                  SECTION 2.04. Swingline Loans. (a) During the Working Capital Availability Period the Swingline Bank agrees, on the terms and conditions set forth in this Agreement, to lend to the Borrower from time to time amounts that will not result in (i) the aggregate principal amount of outstanding Loans under this Section 2.04 at any time exceeding $10,000,000 or (ii) the sum of the Letter of Credit Exposure plus the aggregate principal amount of all outstanding Working Capital Loans and Loans made under this Section 2.04 plus the aggregate amount of outstanding Existing Letters of Credit at any time exceeding the total Working Capital Commitments.

                  (b) In order to request a Swingline Loan, the Borrower shall notify the Agent and the Swingline Bank of such request not later than 11:00 A.M. (New York City time) on the day of such proposed Swingline Loan, specifying the proposed date (which shall be a Domestic Business Day) and amount of the requested Swingline Loan (which shall be $1,000,000 or a larger multiple of $100,000). The Swingline Bank shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Bank by 3:00 P.M. (New York City time) on the requested date of such Swingline Loan.

                  (c) Each Swingline Loan shall mature and be due and payable, together with accrued and unpaid interest thereon, on the earlier of (i) the first day after such Swingline Loan is made on which a Borrowing of Working Capital Loans is made and (ii) the Working Capital Maturity Date. Each Swingline Loan shall be a Base Rate Loan and shall bear interest as provided in Section 2.07.

                  (d) The Swingline Bank may by written notice given to the Agent and the Working Capital Banks not later than 10:00 A.M. New York City time, on any Domestic Business Day require the Working Capital Banks to acquire participations on such Domestic Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Working Capital Banks will acquire participations. In furtherance of the foregoing, each Working Capital Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Bank, such Working Capital Bank's Applicable Percentage of such Swingline Loan or Loans. Each Working Capital Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Working Capital Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Working Capital Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Working Capital Bank (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Working Capital Banks). The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph. Any amounts received by the Swingline Bank from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Working Capital Banks that shall have made their payments pursuant to this paragraph and to the Swingline Bank, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

                  SECTION 2.05. Notes. (a) Each Bank's Loans of each Class shall be evidenced by a single Note (in the form applicable to such Class) payable to the order of such Bank for the account of its Applicable Lending Office.

                  (b) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular Type and

Class be evidenced by a separate Note. Each such Note shall be in substantially the form of Exhibit A-1 or A-2 hereto applicable to the relevant Class with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

                  (c) Upon receipt of each Bank's Notes pursuant to clause (b) of Section 3.01(b), the Agent shall forward such Notes to such Bank. Each Bank shall record the date and amount of each Loan made by it to the Borrower and the date and amount of each payment of principal made by the Borrower with respect thereto and may, if such Bank so elects, in connection with any transfer or enforcement of any of its Notes, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any of its Notes a continuation of any such schedule as and when required.

                  SECTION 2.06. Interest Rate Elections. (a) The initial Type of Loans comprising each Borrowing, and the duration of the initial Interest Period applicable thereto if they are initially Euro-Dollar Loans, shall be as specified in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Type of, or the duration of the Interest Period applicable to, the Loans included in any Borrowing (excluding overdue Loans and subject in each case to the provisions of the definition of Interest Period and Article VIII), as follows:

                 (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

                (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.13 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

                  Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted to Base Rate Loans in which case such notice shall be delivered to the Agent not later than 10:30 A.M. (New York City time) on the second Domestic Business Day before such conversion or continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $10,000,000 or any larger multiple of $1,000,000. Notwithstanding the foregoing, the Borrower may not elect to convert any Loan to, or continue any Loan as, a Euro-Dollar Loan pursuant to any Notice of Interest Rate Election if at the time such notice is delivered an Event of Default shall have occurred and be continuing.

                  (b) Each Notice of Interest Rate Election shall specify:

                  (i) the Group of Loans (or portion thereof) to which such notice applies;

                 (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

                (iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

                 (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

                  Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

                  (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Bank affected thereby of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no Notice of Interest Rate Election is timely received prior to the end of an Interest Period for any Group of Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans as of the last day of such Interest Period.

                  (d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a "Borrowing" subject to the provisions of Section 3.02. This Section
2.06 shall not apply to Swingline Loans, which may not be converted or continued.

                  SECTION 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to (i) in the case of a Base Rate Working Capital Loan, a Base Rate Tranche A Term Loan or a Swingline Loan, the sum of the Base Rate Margin for such day plus the Base Rate for such day or (ii) in the case of a Base Rate Tranche B Term Loan, the sum of the Base Rate for such day plus 1.25%. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan of any Class shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans of such Class for such day.

                  "Base Rate Margin" applicable to any Working Capital Loan or Tranche A Term Loan that is a Base Rate Loan outstanding on any day, or any Swingline Loan outstanding on any day, means:

                  (i) if such day falls within a Level I Pricing Period, a Level II Pricing Period or a Level III Pricing Period, then 0.0%;

                  (ii) if such day falls within a Level IV Pricing Period, then 0.25%;

                  (iii) if such day falls within a Level V Pricing Period, then 0.50%;

                  (iv) if such day falls within a Level VI Pricing Period, then 0.75%; or

                  (v) if such day falls within a Level VII Pricing Period, then 1.00%.

                  (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to (i) in the case of a Euro-Dollar Working Capital Loan or a Euro-Dollar Tranche A Term Loan, the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period or (ii) in the case of a Euro-Dollar Tranche B Term Loan, the sum of the Adjusted London Interbank Offered Rate applicable to such Interest Period plus 2.25%. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

                  "Euro-Dollar Margin" applicable to any Working Capital Loan or Tranche A Term Loan that is a Euro-Dollar Loan outstanding on any day means:

                  (i) if such day falls within a Level I Pricing
         Period, then 0.50%;

                 (ii) if such day falls within a Level II Pricing
         Period, then 0.75%;

                (iii) if such day falls within a Level III Pricing Period, then 1.00%;

                 (iv) if such day falls within a Level IV Pricing
         Period, then 1.25%;

                  (v) if such day falls within a Level V Pricing
         Period, then 1.50%;

                 (vi) if such day falls within a Level VI Pricing
         Period, then 1.75%; or

                (vii) if such day falls within a Level VII Pricing Period, then 2.00%;

                  The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of l%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

                  The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

                  (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to the higher of (i) the sum of the Euro-Dollar Margin (or, in the case of a Euro-Dollar Tranche B Term Loan, 2.25%) for such day plus 2% plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro- Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section
8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of the Euro-Dollar Margin (or, in the case of a Euro-Dollar Tranche B Term Loan, 2.25%) for such day plus 2% plus the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due.

                  (d) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participant Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                  (e) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

                  SECTION 2.08. Fees. (a) Commitment Fee. During the Working Capital Availability Period the Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their Working Capital Commitments a commitment fee at the applicable per annum Commitment Fee Rate on the daily amount by which the aggregate amount of the Working Capital Commitments exceeds the sum of outstanding principal amount of the Working Capital Loans plus the Letter of Credit Exposure. Such commitment fee shall accrue from and including the Effective Date to but excluding the date of termination of the Working Capital Commitments in their entirety.

                  "Commitment Fee Rate" applicable on any day means:

                  (i) if such day falls within a Level I Pricing
         Period, then 0.175%;

                 (ii) if such day falls within a Level II Pricing
         Period, then 0.250%;

                (iii) if such day falls within a Level III Pricing Period or a Level IV Pricing Period, then 0.300%;

                 (iv) if such day falls within a Level V Pricing
         Period or a Level VI Pricing Period, then 0.375%; or

                  (v) if such day falls within a Level VII Pricing Period, then 0.500%.

                  (b) Payments. Accrued fees under this Section shall be payable quarterly in arrears on each

Quarterly Date and on the date of termination of the Working Capital Commitments in their entirety.

                  SECTION 2.09. Termination or Reduction of Commitments. (a) The Tranche A Commitments and Tranche B Commitments shall terminate at the close of business on the Effective Date. All Commitments shall terminate on January 31, 1997, unless the Effective Date occurs on or before January 31, 1997.

                  (b) During the Working Capital Availability Period, the Borrower may, upon at least three Domestic Business Days' notice to the Agent
(i) terminate the Working Capital Commitments at any time if there is no Letter of Credit Exposure at such time and if no Working Capital Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Working Capital Commitments in excess of the sum of the Letter of Credit Exposure and the aggregate outstanding principal amount of the Working Capital Loans.

                  (c) Unless previously terminated, the Working Capital Commitments shall terminate on the Working Capital Maturity Date.

                  (d) Notwithstanding anything to the contrary in this Agreement, all Commitments shall terminate and all outstanding Loans shall be repaid (and any outstanding Letters of Credit shall be secured by cash collateral as provided in Section 2.15(k)) on March 31, 1997, in the event that Corning shall not have delivered to the Agent by such date a certificate, executed on behalf of Corning by one of its executive officers, confirming that the Spin-Off Transactions and the Spin-Off Distributions have been completed in all material respects in accordance with the Spin-Off Information.

                  SECTION 2.10. Maturity of Loans. (a) The Working Capital Loans of each Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Working Capital Maturity Date or such earlier date on which the Working Capital Commitments shall be terminated. Each Swingline Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, as provided in
Section 2.04.

                  (b) The aggregate principal amount of the Term Loans shall be payable in quarterly installments on each Quarterly Date commencing March 31, 1998. Subject to adjustment as provided in subsection (c) of this Section, such installments shall be payable in the respective amounts set forth below opposite the respective payment dates:


                              Tranche A Term Loans:
                              ---------------------

Payment Date                            Amount                   Payment Date                      Amount
------------                            ------                   ------------                      ------

March 31, 1998                        $7,500,000             September 30, 2000                 $17,500,000

June 30, 1998                         $7,500,000             December 31, 2000                  $17,500,000

September 30, 1998                    $7,500,000             March 31, 2001                     $18,750,000

December 31, 1998                     $7,500,000             June 30, 2001                      $18,750,000

March 31, 1999                       $12,500,000             September 30, 2001                 $18,750,000

June 30, 1999                        $12,500,000             December 31, 2001                  $18,750,000

September 30, 1999                   $12,500,000             March 31, 2002                     $18,750,000

December 31, 1999                    $12,500,000             June 30, 2002                      $18,750,000

March 31, 2000                       $17,500,000             September 30, 2002                 $18,750,000

June 30, 2000                        $17,500,000             Tranche A
                                                             Maturity Date                      $18,750,000


                              Tranche B Term Loans:
                              ---------------------


         Payment Date                   Amount                  Payment Date                     Amount
         ------------                   ------                  ------------                     ------

March 31, 1998                         $250,000              March 31, 2001                     $   250,000

June 30, 1998                          $250,000              June 30, 2001                      $   250,000

September 30, 1998                     $250,000              September 30, 2001                 $   250,000

December 31, 1998                      $250,000              December 31, 2001                  $   250,000

March 31, 1999                         $250,000              March 31, 2002                     $   250,000

June 30, 1999                          $250,000              June 30, 2002                      $   250,000

September 30, 1999                     $250,000              September 30, 2002                 $   250,000

December 31, 1999                      $250,000              December 31, 2002                  $   250,000

March 31, 2000                         $250,000              March 31, 2003                     $11,250,000

June 30, 2000                          $250,000              June 30, 2003                      $11,250,000

September 30, 2000                     $250,000              September 30, 2003                 $11,250,000

December 31, 2000                      $250,000              Tranche B
                                                             Maturity Date                      $11,250,000


                  All Tranche A Term Loans and all Tranche B Term Loans outstanding on the Tranche A Maturity Date or the Tranche B Maturity Date, respectively, shall mature and be due and payable on such date. All principal payments in respect of the Term Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

                  (c) If the initial aggregate amount of the Banks' Tranche A Commitments or Tranche B Commitments exceeds the aggregate principal amount of Term Loans of such Class that are made on the Effective Date, then the scheduled repayments of Term Borrowings of such Class to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess. Any prepayment of a Tranche B Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Tranche B Term Borrowings to be made pursuant to this Section in reverse chronological order. Any prepayment of a Tranche A Term Borrowing shall be applied, first, to reduce the scheduled repayment of Tranche A Term Loans set forth in subsection (b) of this Section opposite the Tranche A Maturity Date, second to reduce the scheduled repayment of Tranche A Term Loans set forth in subsection (b) of this Section opposite September 30, 2002, and third ratably to reduce the remaining scheduled repayments of Tranche A Term Loans set forth in subsection (b) of this Section.

                  (d) Prior to any repayment of any Term Borrowings of either Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 A.M., New York City time, three Domestic Business Days before the scheduled date of such repayment; provided that each repayment of Term Borrowings of either Class shall be applied to repay any outstanding Base Rate Term Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid, such repayment shall be applied, first, to repay any outstanding Base Rate Term Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

                  SECTION 2.11. Optional Prepayments; Mandatory Prepayments. (a) Subject to Section 2.13 and to subsection (f) of this Section, the Borrower may, upon at least one Domestic Business Day's notice to the Agent, prepay any Group of Base Rate Loans or upon at least three Euro-Dollar Business Days' notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating (i) in the case of Euro-Dollar Loans, $10,000,000 and (ii) in the case of Base Rate Loans, $5,000,000, or in each such case any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group (or Borrowing). The Borrower may, upon notice to the Agent and the Swingline Bank prior to 11:00 A.M. (New York City time) on the date of prepayment, prepay any Swingline Loan in whole at any time, or from time to time in part in amounts aggregating $100,000 or any larger multiple thereof, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

                  (b) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank that is entitled to a share of such prepayment of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

                  (c) If the Borrower or any of its Subsidiaries shall incur Debt for borrowed money (other than Debt otherwise permitted under Section 5.17), an amount equal to 100% of the Net Cash Proceeds therefrom shall be applied on or within two Domestic Business Days after the date of receipt of the Net Cash Proceeds therefrom toward the prepayment of one or more Groups of Term Loans as set forth in paragraph (f) of this Section.

                  (d) If the Borrower shall issue in a primary offering any shares of any class of equity securities of the Borrower (other than pursuant to the issuance of equity securities in connection with any employee compensation or benefit plan), an amount equal to 50% of the Net Cash Proceeds therefrom shall be applied on or within two Domestic Business Days after the date of receipt of the Net Cash Proceeds therefrom toward the prepayment of one or more

Groups of Term Loans as set forth in paragraph (f) of this Section.

                  (e) If the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale, an amount equal to 75% of the Net Cash Proceeds therefrom shall be applied on or within two Domestic Business Days after the date of receipt of the Net Cash Proceeds toward the prepayment of one or more Groups of Term Loans as set forth in paragraph (f) of this Section; provided, that no such prepayment pursuant to this subsection needs to be made until the aggregate Net Cash Proceeds required to be applied pursuant to this subsection to prepay Term Loans and not yet so applied equals or exceeds $5,000,000, at which time all such Net Cash Proceeds not yet so applied shall be so applied to prepay Term Loans. Notwithstanding the foregoing, no prepayment shall be required under this subsection (e) with respect to an Asset Sale that constitutes part of an Asset Swap; provided that (i) if the aggregate Net Cash Proceeds, if any, received by the Borrower and its Subsidiaries in connection with any Asset Swap exceeds the aggregate amount of any cash consideration paid by the Borrower and its Subsidiaries in connection therewith, then a prepayment shall be required under this subsection (e) in an amount equal to 75% of such excess Net Cash Proceeds, and (ii) if the Borrower or any Subsidiary consummates an Asset Sale that is intended to constitute part of an Asset Swap and such Asset Swap is not completed within the time required in order for such Asset Sale to qualify as part of an Asset Swap (as provided in the definition of the term "Asset Swap"), then a prepayment shall be required under this subsection
(e) with respect to the Net Cash Proceeds of such Asset Sale and the amount of such prepayment shall be equal to 100% of such Net Cash Proceeds. Subject to the proviso to the first sentence of this subsection (e), any prepayment required pursuant to clause (i) above shall be made on or within two Domestic Business Days after completion of the applicable Asset Swap and any prepayment required pursuant to clause (ii) above shall be made on or within two Domestic Business Days after expiration of the period of time allowed to complete the applicable Asset Swap.

                  (f) The Borrower shall notify the Agent of each mandatory prepayment of Term Loans pursuant to subsection (c), (d) or (e) of this Section not less than three Domestic Business Days prior to the date of prepayment, which notice shall specify the amount and allocation of the prepayment and the Group or Groups of Term Loans to be prepaid. Each such mandatory prepayment shall be applied to prepay ratably the Term Loans of the Banks included in such Group or Groups. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of both Classes remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between the Tranche A Term Borrowings and Tranche B Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Tranche B Bank may elect, by notice to the Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B Term Loans pursuant to this Section (other than an optional prepayment pursuant to subsection (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche B Term Loans but was so declined shall be applied to prepay Tranche A Term Borrowings. Each mandatory prepayment of the Loans under this Section shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

                  (g) Term Loans that are prepaid may not be reborrowed.

                  SECTION 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01, except that (i) fees payable to an Issuing Bank may be paid directly to such Issuing Bank and (ii) principal of and interest on Swingline Loans may be paid directly to the Swingline Bank. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

                  (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                  (c) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to an Issuing Bank or the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to such Issuing Bank or the relevant Banks, as the case may be, on such due date an amount equal to the amount then due to such Issuing Bank or Banks. If and to the extent that the Borrower shall not have so made such payment, each Issuing Bank or Bank shall repay to the Agent forthwith on demand such amount distributed to such Issuing Bank or Bank, together with interest thereon, for each day from the date such amount is distributed to such Issuing Bank or Bank until the date such Issuing Bank or Bank repays such amount to the Agent, at the Federal Funds Rate.

                  SECTION 2.13. Funding Losses; Prepayment Premium. (a) If the Borrower makes any payment of principal with respect to any Euro-Dollar Loans or any Euro-Dollar Loan is converted (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Bank in accordance with
Section 2.03, 2.06 or 2.11, the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

                  (b) In the event of any optional prepayment of any Tranche B Term Loan pursuant to Section 2.11(a) prior to the date that is 18 months after the Effective Date, then the Borrower shall pay to each Tranche B Bank a prepayment premium equal to 1% of the principal amount so prepaid. Each such premium payment shall be paid at the time of the prepayment and shall be in addition to any amounts payable under subsection (a) of this Section.

                  SECTION 2.14. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

                  SECTION 2.15. Letters of Credit. (a) The Borrower may request the issuance of Letters of Credit by any Issuing Bank, in a form reasonably acceptable to the Agent and such Issuing Bank, appropriately completed, for the account of the Borrower, at any time and from time to time during the Working Capital Availability Period; provided that any Letter of Credit shall be issued only if, and each request by the Borrower for the issuance of any Letter of Credit shall be deemed a representation and warranty of the Borrower that, immediately following the issuance of any such Letter of Credit, (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit Amount and
(ii) the sum of the Letter of Credit Exposure plus the aggregate principal amount of all outstanding Working Capital Loans and Swingline Loans plus the aggregate amount of the outstanding Existing Letters of Credit shall not exceed the aggregate amount of the Working Capital Commitments.

                  (b) Each Letter of Credit shall provide for payment of all drawings thereunder in U.S. dollars.

                  (c) Each issuance of any Letter of Credit shall be made on such prior notice from the Borrower to the applicable Issuing Bank as shall be acceptable to such Issuing Bank specifying the date of issuance, the date on which such Letter of Credit is to expire (which shall not be later than the earlier of (i) the date that is five Domestic Business Days prior to the Working Capital Maturity Date, and (ii) subject to renewal, the date one year after the date of such Letter of Credit), the amount of such Letter of Credit, the name and address of the beneficiary of such Letter of Credit, the purpose of such Letter of Credit, and such other information as may be necessary or desirable to complete such Letter of Credit. Each Issuing Bank will give the Agent prompt notice of the issuance and amount of each Letter of Credit issued by it, any amendment, extension or renewal of such Letter of Credit and the expiration of such Letter of Credit. Each Issuing Bank will give the Agent and the Borrower (i) daily notice of the aggregate amount available to be drawn under all outstanding Letters of Credit issued by it and (ii) a quarterly summary indicating, on a daily basis during such quarter, the issuance of any Letter of Credit issued by it and the amount thereof, the expiration of any such Letter of Credit and any payment on drafts presented under such Letters of Credit.

                  (d) Each Issuing Bank that issues a Letter of Credit, by the issuance of such Letter of Credit and without any further action on the part of such Issuing Bank or the Banks in respect thereof, hereby grants to each Working Capital Bank, and each Working Capital Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Working Capital Bank hereby absolutely and unconditionally agrees to pay to the Agent, on behalf of such Issuing Bank, in accordance with Section 2.03(c) such Bank's Applicable Percentage of each Letter of Credit Disbursement made by such Issuing Bank and not reimbursed by the Borrower when due in accordance with subsection (g) of this Section; provided that the Working Capital Banks shall not be obligated to make any such payment with respect to any wrongful Letter of Credit Disbursement made as a result of the gross negligence or wilful misconduct of such Issuing Bank.

                  (e) Each Working Capital Bank acknowledges and agrees that its obligation to acquire participations pursuant to subsection (d) above in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (subject only to the proviso in subsection (d) above).

                  (f) During the Working Capital Availability Period (and thereafter if and so long as there is any Letter of Credit Exposure), the Borrower shall pay (i) to the Agent for the account of the Working Capital Banks ratably in accordance with their Letter of Credit Exposure a fee at the per annum Euro-Dollar Margin for such day on the aggregate undrawn amount at the end of such day of all outstanding Letters of Credit and (ii) to each Issuing Bank for its own account, a fee at the rate of 0.125% per annum on the amount available to be drawn on each outstanding Letter of Credit issued by such Issuing Bank. Accrued fees under this subsection shall be calculated by the Agent (in the case of fees payable pursuant to clause (i) above) or the applicable Issuing Bank (in the case of fees payable to it pursuant to clause
(ii) above) and shall be payable quarterly on each Quarterly Date (commencing on March 31, 1997) and on the Termination Date (and on demand after the Termination
Date). The Agent (in the case of fees payable pursuant to clause (i) above) or the applicable Issuing Bank (in the case of fees payable to it pursuant to clause (ii) above) will notify the Borrower of the amount of accrued fees payable hereunder on each payment date. In addition to the foregoing, the Borrower shall pay directly to each Issuing Bank, for its account, such Issuing Bank's customary processing and documentation fees in connection with the issuance or amendment of or payment on any Letter of Credit, payable within 15 days after demand therefor by such Issuing Bank.

                  (g) If an Issuing Bank shall pay any draft presented under a Letter of Credit, the Borrower shall pay directly to such Issuing Bank an amount equal to the amount of such draft before 1:00 P.M. (New York City time), on the day on which such Issuing Bank shall have notified the Borrower (as provided in subsection (j) below) that payment of such draft will be made; provided that, if the Borrower shall not have received notice of such draft before 11:00 A.M. (New York City time) on the date that payment of such draft is made, then such payment may be made by the Borrower to such Issuing Bank on the Domestic Business Day immediately following the date of receipt by the Borrower of notice of such draft, together with interest (at a rate per annum equal to the interest rate then applicable to Base Rate Working Capital Loans) on the amount of such draft from and including the date such draft was paid by such Issuing

Bank to but excluding such next Domestic Business Day. If the Borrower shall fail to pay any amount required to be paid by it under this subsection when due, such unpaid amount shall bear interest, for each day from and including the due date to but excluding the date of payment, at a rate per annum equal to the interest rate then applicable to overdue Base Rate Working Capital Loans.

                  (h) The Borrower's obligation to reimburse Letter of Credit Disbursements as provided in subsection (g) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, and irrespective of:

                  (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document;

                 (ii) the existence of any claim, setoff, defense or other right which the Borrower, any Subsidiary or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Agent or any Bank or any other Person in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

                (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (iv) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit, subject to subsection (i) below; and

                  (v) any other act or omission or delay of any kind or any other circumstance or event whatsoever, whether or not similar to any of the foregoing and whether or not foreseeable, that might, but for the provisions of this subsection (h), constitute a legal or equitable discharge of the Borrower's obligations hereunder.

                  (i) None of the Banks (including any Issuing Bank) nor the Agent nor any of their officers or directors or employees or agents shall be liable or responsible by reason of or in connection with (and the Borrower shall indemnify and hold harmless each of the Banks, the Issuing Banks, the Agent and their officers, directors, employees and agents from and against any and all liabilities, losses, damages, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, arising by reason of or in connection with) the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (h) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, or (iv) any consequences arising from causes beyond the control of any Issuing Bank, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; provided that the Borrower shall not be required to indemnify any Issuing Bank for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the wilful misconduct or gross negligence of an Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (y) an Issuing Bank's failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this subsection (i) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Banks agree to do so ratably in accordance with their Working Capital Commitments. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from an Issuing Bank's gross negligence or wilful misconduct, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (A) an Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any material respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (B) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of such Issuing Bank.

                  (j) Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telex or telecopy, to the Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make a Letter of Credit Disbursement thereunder, provided that the failure to give such notice shall not relieve the Borrower of its obligation to reimburse any such Letter of Credit Disbursement in accordance with this Section. The Agent shall promptly give each Bank that holds a participation in such Letter of Credit notice thereof.

                  (k) If at any time, (i) the Letter of Credit Exposure exceeds the Letter of Credit Sublimit Amount or (ii) the sum of the Letter of Credit Exposure plus the aggregate principal amount of all outstanding Working Capital Loans and Swingline Loans plus the aggregate amount of the outstanding Existing Letters of Credit exceeds the aggregate Working Capital Commitments, then the Borrower shall provide cash collateral in respect of the Letter of Credit Exposure as provided below in an amount equal to such excess; provided that, solely for purposes of determining whether the Borrower is in compliance with the foregoing requirements of this subsection (k), each of the Letter of Credit Sublimit Amount and the aggregate Working Capital Commitments shall be deemed to be increased by the amount of any cash collateral then held by the Agent pursuant to this subsection (k). In the event that the Borrower is required pursuant to the terms of this Agreement to provide cash collateral in respect of the Letter of Credit Exposure, the Borrower shall deposit in an account with the Agent, for the benefit of the Banks (including the Issuing Banks), an amount in cash equal to (x) in the case of a deposit required pursuant to the first sentence of this subsection (k), the amount specified therein, or (y) in the case of a deposit required as a result of an Event of Default, the entire Letter of Credit Exposure. Such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Temporary Cash Investments, which investments shall be made at the direction of the Borrower if at the time no Event of Default shall have occurred and be continuing (in which case such investments shall be made at the option and sole but reasonable discretion of the Agent), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall automatically be applied by the Agent to reimburse the Issuing Banks for Letter of Credit Disbursements and, if the maturity of the Loans has been accelerated, to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to the first sentence of this subsection (k), the Agent shall return such amount (to the extent not applied as aforesaid) to the Borrower, from time to time, to the extent that doing so would not give rise to an obligation on the part of the Borrower to provide additional cash collateral pursuant to such sentence. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Domestic Business days after all Events of Default have been cured or waived, and if prior to such return the amount of the Letter of Credit Exposure is reduced, any excess of the amount deposited (to the extent not applied as aforesaid and disregarding interest or profits on investments) over the reduced amount of the Letter of Credit Exposure shall be returned to the Borrower promptly after such reduction gives rise to such excess. Notwithstanding the foregoing, if any Obligation is due and payable but remains unpaid at the time that the Agent would otherwise be required to return any amount of cash collateral to the Borrower hereunder, the Agent may retain such cash collateral and apply the amounts retained to the payment of such unpaid Obligation.

                  (l) The Borrower, the Agent and any Bank that is willing to be an Issuing Bank hereunder may agree that such Bank shall be an Issuing Bank by the execution and delivery of an agreement substantially in the form of Exhibit I (an "Issuing Bank Agreement"). The Agent shall notify the Banks of the identity of any Issuing Bank appointed pursuant to this subsection (l). The Borrower also may terminate the status of any Issuing Bank as an Issuing Bank hereunder at any time by at least three Domestic Business Days' prior notice to such Issuing Bank and the Agent, and the Agent shall thereupon notify the Banks of such termination; provided that such termination shall operate only to relieve such Issuing Bank of its obligation to issue Letters of Credit hereunder and shall not affect such Issuing Bank's status as an Issuing Bank or its rights and obligations hereunder with respect to any Letters of Credit previously issued by it.


                                   ARTICLE III

                                   Conditions
                                   ----------

                  SECTION 3.01. Effectiveness. The obligations of the Banks to make Loans and of the Issuing Banks to issue Letters of Credit under this Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

                  (a) receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telecopy or other written confirmation from such party of execution of a counterpart hereof by such party);

                  (b) receipt by the Agent for the account of each Bank of duly executed Notes dated on or before the Effective Date complying with the provisions of Section 2.05;

                  (c) receipt by the Agent of counterparts of the Guarantee Agreement, duly executed by the Initial Guarantors;

                  (d) receipt by the Agent of counterparts of the Indemnity, Subrogation and Contribution Agreement, duly executed by the Initial Guarantors;

                  (e) receipt by the Security Agent of (i) counterparts of the Pledge Agreement, duly executed by the parties thereto and (ii) certificates representing all outstanding shares of capital stock (or other equity interest) of each Subsidiary of the Borrower to be pledged under the Pledge Agreement (it being understood that (x) the Pledge Agreement does not require the pledge of any shares of capital stock (or other equity interest) owned by an Excluded Subsidiary, a Foreign Subsidiary, a Qualified Joint Venture or a Joint Venture Holding Company, or any shares of capital stock (or other equity interest) issued by a Foreign Subsidiary or Excluded Subsidiary and (y) prior to January 1, 1997, the Pledge Agreement does not require the pledge of any shares of capital stock (or other equity interest) issued by a Qualified Joint Venture), accompanied by stock powers endorsed in blank;

                  (f) receipt by the Security Agent of counterparts of the Security Agreement, duly executed by the parties thereto, and a duly completed and executed Perfection Certificate (as defined in the Security Agreement);

                  (g) receipt by the Security Agent of copies of each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Security Agent to be filed, registered or recorded in order to create in favor of the Security Agent for the benefit of the Banks a valid, legal and perfected security interest in or lien on the collateral that is the subject of the Security Agreement;

                  (h) receipt by the Security Agent of the results of a search of the Uniform Commercial Code financing statements filed with respect to the Borrower and its Subsidiaries in the States in which are located the chief executive offices of such Persons and the other jurisdictions in which Uniform Commercial Code financing statements are to be filed, together with copies of all financing statements disclosed by such search, and accompanied by evidence reasonably satisfactory to the Required Banks that each Lien indicated in any such financing statement is permitted hereunder or that the Lien indicated thereby has been released;

                  (i) receipt by the Agent of a certificate signed on behalf of the Borrower by the chief financial officer, treasurer or controller of the Borrower, dated the Effective Date, to the effect that (i) no Default has occurred and is continuing as of the Effective Date, (ii) the representations and warranties of the Borrower set forth in Article IV hereof and in the Pledge Agreement and the Security Agreement are true in all material respects on, and as of, the Effective Date and (iii) all the Preliminary Spin-Off Transactions have been consummated in all material respects;

                  (j) to the extent not received prior to the date of execution and delivery of this Agreement, receipt by the Agent and its counsel of true and complete copies of the Transaction Documents (excluding those described in Schedule 1.01(b)) and reasonable satisfaction of the Agent and its counsel with the form, terms and provisions of the Transaction Documents, including, without limitation, the indemnities of Corning for the benefit of the Borrower with respect to certain contingent liabilities;

                  (k) receipt by the Banks of satisfactory evidence that the Borrower shall have obtained all consents and approvals of, and shall have made all filings and registrations with, any governmental authority required in order to consummate the Transactions (other than (i) filing of Uniform Commercial Code financing statements in order to perfect Liens granted under the Security Agreement and (ii) notice filings in connection with (x) changing the name of the Borrower and certain Subsidiaries and (y) substituting the ultimate parent entity with respect to substantially all licenses and accreditation, in each case in connection with the Spin-Off Transactions), in each case without the imposition of any condition which, in the reasonable judgment of the Required Banks, could have a Material Adverse Effect;

                  (l) receipt by the Agent of all fees and other compensation payable to the Agent, the Arranging Agents and the Banks on or prior to the Effective Date pursuant to their agreements with the Borrower, including reimbursement of all out-of-pocket expenses of the Agent and the Arranging Agents payable by the Borrower in accordance with this Agreement for which invoices have been presented to the Borrower at least one Domestic Business Day prior to the Effective Date;

                  (m) receipt by the Agent of (i) an opinion of Raymond C. Marier, general counsel of the Borrower, substantially in the form of Exhibit G-1 hereto, and (ii) an opinion of Shearman & Sterling, counsel for the Borrower, substantially in the form of Exhibit G-2 hereto, and in each case covering such additional matters relating to the Transactions as the Required Banks may reasonably request;

                  (n) receipt by the Agent of an opinion of Cravath, Swaine & Moore, special counsel for the Agent, substantially in the form of Exhibit H hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

                  (o) the Borrower shall have made arrangements satisfactory to the Agent to repay, on the Effective Date, Debt of the Borrower and its Subsidiaries owing to the Corning Companies with the proceeds of the Term Loans, together with the proceeds of certain loan repayments and dividends received from CPS as contemplated by the Spin-Off Information, and the Agent shall have received counterparts of the Corning Subordination Agreement duly executed by the parties thereto with respect to the remaining Permitted Subordinated Debt and any Excess Corning Debt;

                  (p) receipt by the Agent and each Bank of copies of a solvency opinion from Murray, Devine & Co., Inc. in form and substance satisfactory to the Agent and the Banks, with respect to the solvency of the Borrower as of the Effective Date and giving effect to the Spin-Off Transactions;

                  (q) the Banks shall be reasonably satisfied that there are no environmental and employee health and safety exposures to which the Borrower or the Subsidiaries may be subject (other than any such exposures that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect) and shall be reasonably satisfied with the plans of the Borrower with respect thereto;

                  (r) the Banks shall be reasonably satisfied with the Borrower's arrangements for insurance required by Section 5.03(b) and the Security Documents, including premiums payable with respect thereto; and

                  (s) receipt by the Agent of all documents and certificates it may reasonably request relating to the existence of the Borrower and the Initial Guarantors, the corporate authority for and the validity of this Agreement and the other Loan Documents, the accuracy of the representations and warranties contained in this Agreement and the other Loan Documents on the Effective Date, the Transactions and any other matters relevant hereto or thereto, all in form and substance satisfactory to the Agent;

provided that the obligations of the Banks to make Loans and of the Issuing Banks to issue Letters of Credit under this Agreement shall not become effective unless all of the foregoing conditions are satisfied not later than January 31, 1997. The Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

                  SECTION 3.02. Each Credit Event. The obligation of any Bank (including the Swingline Bank) to make a Loan on the occasion of any Borrowing and of any Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

                  (a) receipt by the Agent of a Notice of Borrowing as required by Section 2.02, receipt by the Swingline Bank of a notice requesting a Swingline Loan as required by Section 2.04 or receipt by the applicable Issuing Bank of a notice requesting issuance of a Letter of Credit as required by Section 2.15(c), as applicable;

                  (b) the fact that, immediately after such Borrowing or the issuance of such Letter of Credit, (i) the sum of the aggregate principal amount of all outstanding Working Capital Loans and Swingline Loans plus the Letter of Credit Exposure and the aggregate amount of the outstanding Existing Letters of Credit shall not exceed the aggregate Working Capital Commitments and (ii) the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit Amount;

                  (c) the fact that, immediately before and after such Borrowing or the issuance of such Letter of Credit, no Default shall have occurred and be continuing; and

                  (d) the fact that the representations and warranties of the Borrower contained in this Agreement and of the Borrower and its Subsidiaries contained in the other Loan Documents shall be true on and as of the date of such Borrowing or issuance of such Letter of Credit.

Each Borrowing hereunder and the issuance of each Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses (b), (c) and
(d) of this Section.


                                   ARTICLE IV

                         Representations and Warranties
                         ------------------------------

                  The Borrower represents and warrants that:

                  SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each of the Borrower and the Subsidiaries of each Loan Document to which it is or is to be a party and the Financing Transactions provided for thereunder and, to the extent involving the Borrower or any Subsidiary, the Spin-Off Transactions, are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than (i) the filing of Uniform Commercial Code financing statements in order to perfect Liens granted under the Security Agreement, (ii) notice filings in connection with (x) changing the name of the Borrower and certain Subsidiaries and (y) substituting the ultimate parent entity with respect to substantially all licenses and accreditation, in each case in connection with the Spin-Off Transactions and (iii) any other actions and filings that have been obtained and are in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or any Subsidiary or of any judgment, injunction, order or decree, or any other material agreement or instrument, in each case binding upon the Borrower or any of its Subsidiaries, or result in the creation or imposition of any Lien (other than Liens created under the Security Documents) on any asset of the Borrower or any of its Subsidiaries.

                  SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and the other Loan Documents to which the Borrower or any of the Subsidiaries is or is to be a party, when executed and delivered in accordance with this Agreement, will constitute valid and binding agreements and obligations of each of the Borrower and the Subsidiaries that is a party thereto, in each case enforceable in accordance with its terms.

                  SECTION 4.04. Financial Information. (a) The combined balance sheets of the Borrower as of December 31, 1995 and the related combined statements of operations, stockholder's equity and cash flows for the fiscal year then ended, reported on by Price Waterhouse LLP and set forth in the Spin-Off Information, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal year.

                  (b) The unaudited combined balance sheet of the Borrower as of September 30, 1996, and the related combined statements of operations and cash flows for the fiscal period then ended, set forth in the Spin-Off Information, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal period (subject to normal year-end adjustments).

                  (c) The unaudited pro-forma combined balance sheet of the Borrower dated as of September 30, 1996, and the related unaudited pro forma combined statements of income for the fiscal year ended December 31, 1995, and the fiscal quarter ended September 30, 1996, set forth in the Spin-Off Information, have been derived from the historical financial statements as of such date and for such periods referred to in subsections (a) and (b) of this Section adjusted to give effect to the Transactions on the basis described therein. Such pro-forma combined financial statements present fairly, on a pro-forma basis, the consolidated financial position of the Borrower as of the date thereof and its consolidated income for such periods, assuming that the adjustments specified therein had occurred as described therein, subject, in the case of such pro forma financial statements as of and for the period ended September 30, 1996, to normal year-end adjustments.

                  (d) Since December 31, 1995, there has been no material adverse change in the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and its Consolidated Subsidiaries, considered as a whole; provided that it is understood that the special charges taken and reserves established as described in footnotes numbered [2, 3 and 6] to the unaudited combined financial statements of the Borrower for the nine-month period ended September 30, 1996, as set forth in the Spin-Off Information, shall not, in and of themselves, be deemed to constitute such a material adverse change.

                  SECTION 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

                  SECTION 4.06. Compliance with ERISA. Except to the extent that all such failures to fulfill any such obligations or comply with any such provisions would not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except to the extent that all such waivers, failures and liabilities would not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue

Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which failure or amendment has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

                  SECTION 4.07. Environmental Matters. Except with respect to matters that, individually or in the aggregate, would not reasonably be likely to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or
(iv) knows of any basis for any Environmental Liability.

                  SECTION 4.08. Taxes. The Borrower and each Subsidiary has filed, or caused to be filed, all tax returns (Federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owed by it, except for such taxes
(i) which are not delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with generally accepted accounting principles. Neither the Borrower nor any of its Subsidiaries is aware of any proposed tax assessments issued against it by a taxing authority to either the Borrower or any of its Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

                  SECTION 4.09. Subsidiaries. (a) Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  (b) Schedule 4.09(b) lists as of the Effective Date, each Subsidiary indicating the Initial Guarantors, Foreign Subsidiaries, Qualified Joint Ventures, Joint Venture Holding Companies and Excluded Subsidiaries.

                  SECTION 4.10. Regulatory Restrictions on Borrowing. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

                  SECTION 4.11. Full Disclosure. All written information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any other Loan Document or any Transaction is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in the Spin-Off Information any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee) the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.

                  SECTION 4.12. Compliance with Laws and Agreements. Neither the Borrower nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree applicable to it of any governmental body, agency or official, where such violation or default (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect.

                  SECTION 4.13. Governmental Approvals. As of the Effective Date, all material consents and approvals of, and material filings and registrations with, and all other material actions in respect of, all governmental bodies, agencies or officials or any other Person required in order to consummate the Transactions shall have been obtained, given, filed or taken and shall be in full force and effect, other than the filings and notices referred to in clauses (i) and (ii) of
Section 4.02.

                  SECTION 4.14. Solvency. (a) On the Effective Date and immediately after the consummation of the Spin-Off Distributions, (i) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower does not intend to incur and does not believe it will incur debts and liabilities, subordinated, contingent or otherwise, beyond its ability to pay such debts and liabilities as they become absolute and matured; and (iv) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date and the consummation of the Spin-Off Distributions.


                                    ARTICLE V

                                    Covenants
                                    ---------

                  The Borrower agrees that, so long as any Bank has any Commitment or any Loan or Letter of Credit Disbursement or accrued interest thereon remains unpaid or any Letter of Credit remains outstanding:

                  SECTION 5.01.  Information.  The  Borrower will
deliver to each of the Banks:

                  (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Price Waterhouse LLP or other independent public accountants of nationally recognized standing;

                  (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations, stockholders' equity and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or chief accounting officer of the Borrower;

                  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.18, 5.19, 5.20 and 5.21 of this Agreement on the date of such financial statements, (ii) setting forth in reasonable detail the calculations required to establish the Borrower's Debt Coverage Ratio as of the end of the Calculation Period ended on the date of the most recent balance sheet included in such financial statements, (iii) stating whether to such officer's actual knowledge any Default exists hereunder on the date of such certificate and, if any such Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, (iv) stating whether, since the date of the most recent financial statements previously delivered pursuant to this Section, there has been any material change in the generally accepted accounting principles applied in the preparation of such statements, and, if so, describing such change and (v) stating whether there is any Subsidiary that has not taken all actions required to be taken pursuant to Section 5.07;

                  (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements indicating whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements (which certificate may be limited to the extent required by accounting rules or guidelines);

                  (e) within five days after any officer of the Borrower obtains actual knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (f) promptly upon the mailing thereof to the shareholders of the Borrower generally after the Spin- Off Distributions, copies of all financial statements, reports and proxy statements so mailed;

                  (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents), including, without limitation, any and all amendments thereto and to the Spin-Off Information, which the Borrower shall have filed with the Securities and Exchange Commission;

                  (h) within 10 days after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA), other than any reportable event resulting from the Spin-Off Transactions, with respect to any Plan with an unfunded liability in excess of $5,000,000 which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan with an unfunded liability in excess of $5,000,000, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan with an unfunded liability in excess of $5,000,000 under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan with an unfunded liability in excess of $5,000,000 pursuant to
         Section 4063 of ERISA, a copy of such notice, if such withdrawal, reorganization, insolvency or termination has resulted or could reasonably be expected to result in a current payment obligation of any member of the ERISA Group in excess of $5,000,000; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which failure or amendment has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; provided, however, that prior to the Spin-Off Transactions, the Borrower's covenant under this subparagraph (h) shall not apply with respect to
         (i) any notice given or required to be given by, (ii) any notice received by, (iii) any waiver application by, or (iv) any failure or amendment by (collectively, "Section 5.01(h) Notice"), any member of the ERISA Group other than the Borrower or any Subsidiary, unless the event or condition that is the subject of the Section 5.01(h) Notice has resulted or is reasonably expected to result in a liability in excess of $5,000,000.

                  (i) not later than 45 days after the end of each fiscal year of the Borrower, commencing with the fiscal year beginning in January 1997, a copy of the annual business plan and projections of the Borrower and its Consolidated Subsidiaries (including, without limitation, operating budget and cash flow budget of the Borrower and its Consolidated Subsidiaries) for such fiscal year, such plans and projections to be accompanied by a certificate of the chief financial officer or chief accounting officer of the Borrower stating that such plans and projections have been prepared using assumptions believed in good faith by management of the Borrower to be reasonable at the time made; and

                  (j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

                  SECTION 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities, (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if not paid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

                  SECTION 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

                  (b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Agent, information presented in reasonable detail as to the insurance so carried. Prior to the Spin-Off Distributions, the Borrower will be deemed to be in compliance with the foregoing provisions of this subparagraph (b) of this Section if and to the extent

Corning maintains such insurance coverage under common policies for the Borrower and its Subsidiaries.

                  SECTION 5.04. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) any merger of any Subsidiary of the Borrower permitted by Section 5.11(a) or (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks (it being understood that the mere existence of Security Documents or a Guarantee Agreement applicable to such Subsidiary does not preclude the Borrower from making such determination).

                  SECTION 5.05. Compliance with Laws. The Borrower will comply, and cause each of its Subsidiaries to comply, with all applicable laws, ordinances, rules, regulations and requirements of any governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where (i) noncompliance therewith would not have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

                  SECTION 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower, upon reasonable advance notice from any Bank, will permit, and will cause each of its Subsidiaries to permit, representatives of such Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all


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                                                                              68


at such reasonable times and as often as may reasonably be desired.

                  SECTION 5.07. Additional Subsidiaries. If at any time after the Effective Date any Person is or becomes a Subsidiary (or any Subsidiary that initially is an Excluded Subsidiary ceases to be an Excluded Subsidiary) the Borrower, within 30 days of such Person becoming a Subsidiary (or ceasing to be an Excluded Subsidiary), will (a) cause such Subsidiary (unless such Subsidiary is a Qualified Joint Venture, Joint Venture Holding Company, Foreign Subsidiary or Excluded Subsidiary) to become a Guarantor pursuant to the Guarantee Agreement; (b) pledge, or cause to be pledged, all the outstanding shares of capital stock of and other Investments in such Subsidiary (unless such Subsidiary is a Foreign Subsidiary or Excluded Subsidiary or, prior to January 1, 1997, a Qualified Joint Venture) that are owned directly or indirectly by or on behalf of the Borrower or any other Subsidiary (unless such Subsidiary is a Qualified Joint Venture, Joint Venture Holding Company, Foreign Subsidiary or Excluded Subsidiary), to be pledged pursuant to the Pledge Agreement; (c) cause such Subsidiary (unless such Subsidiary is a Qualified Joint Venture, Joint Venture Holding Company, Foreign Subsidiary or Excluded Subsidiary) to become a party to the Pledge Agreement and the Security Agreement and grant Liens on its assets to the same extent as the Borrower and its other Subsidiaries thereunder; and (d) take all actions as shall be necessary, or that the Agent or the Security Agent shall reasonably request, to perfect such Liens, including, without limitation, the execution and filing of Uniform Commercial Code financing statements in all relevant jurisdictions, and deliver evidence thereof to the Security Agent, all at the Borrower's expense.

                  SECTION 5.08. Amendment of Certain Documents; Post-Closing Transaction Documents. (a) The Borrower will not permit any amendment or modification to be made to, or any waiver of its rights or the rights of any Subsidiary under, any Transaction Document or Subordinated Debt Document. The Borrower will not permit any amendment or modification to be made to the terms of the Permitted Preferred Stock.

                  (b) Neither the Borrower nor any Subsidiary will enter into any Transaction Document after the Effective Date unless either (i) such Transaction Document is substantially in the form delivered to the Agent and its counsel on or prior to the Effective Date, (ii) such Transaction Document is entered into in order to effectuate a transaction expressly contemplated by another Transaction Document and, to the extent the terms and conditions of such Transaction Document are not disclosed in the Spin-Off Information, is on terms and conditions no less favorable to the Borrower and its Subsidiaries than they would obtain in a comparable arm's-length transaction or (iii) such Transaction Document is approved by the Required Banks.

                  SECTION 5.09. Investments. Neither the Borrower nor any of its Subsidiaries will make, hold or acquire any Investment in any Person other than:

                  (a) Investments of the Borrower and its Subsidiaries existing on the date of this Agreement and set forth in Schedule 5.09;

                  (b) Investments by the Borrower and its Subsidiaries in the Borrower and its Subsidiaries other than Excluded Subsidiaries, Foreign Subsidiaries, Joint Venture Holding Companies and Qualified Joint Ventures;

                  (c) Temporary Cash Investments;

                  (d) Investments by the Borrower and its Subsidiaries in Excluded Subsidiaries, Foreign Subsidiaries, Joint Venture Holding Companies and Qualified Joint Ventures consisting of (i) Investments made prior to the date of this Agreement and set forth in Schedule 5.09, (ii) Investments in additional Qualified Joint Ventures consisting of the contribution to such Qualified Joint Ventures of assets (other than cash and cash equivalents) described in Schedule 1.01(c) and assets (other than cash and cash equivalents) comprising one additional Quadrant Four Property and (iii) additional Investments, provided that the sum of all such additional Investments plus any commitments to make any such Investments (including the amount of any Indebtedness or other monetary obligations of any Excluded Subsidiaries, Foreign Subsidiaries, Joint Venture Holding Companies and Qualified Joint Ventures Guaranteed by the Borrower or any other Subsidiary) shall not exceed $25,000,000 in the aggregate at any time;

                  (e) Investments by a Qualified Joint Venture;


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                                                                              70


                  (f) Investments that constitute acquisitions permitted by subparagraph (c) of Section 5.11;

                  (g) loans and advances by the Borrower and its Subsidiaries to their respective employees not exceeding $3,000,000 in the aggregate at any time outstanding; and

                  (h) any Investment by the Borrower not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this subparagraph (h) does not exceed $5,000,000.

                  SECTION 5.10 Negative Pledge. Neither the Borrower nor any of its Subsidiaries (other than Qualified Joint Ventures) will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except Liens created under the Security Documents and the following:

                  (a) Liens existing on the date of this Agreement, or that the Borrower or any of its Subsidiaries has an existing commitment to create after the date of this Agreement, in each case identified on
         Schedule 5.10 securing obligations identified on such Schedule;

                  (b) any Lien existing on any asset of any Person that becomes a Subsidiary after the Effective Date at the time such Person becomes a Subsidiary and not created in contemplation of such event;

                  (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that (i) such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof and
         (ii) such Debt is permitted hereunder;

                  (d) any Lien on any asset of any Person (other than the Borrower or a Subsidiary) existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event; provided that such Lien shall not attach to any other assets;

                  (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition; provided that such Lien shall not attach to any other assets;

                  (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Debt is permitted hereunder, is not increased and is not secured by any additional assets;

                  (g) Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings;

                  (h) deposits or pledges to secure obligations under workers' compensation, social security or similar laws, or under unemployment insurance;

                  (i) mechanics', workers', materialmen's, warehousemen's, lessor's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith;

                  (j) Liens arising in the ordinary course of its business which
         (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any monetary obligation in an amount exceeding $3,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

                  (k) Liens on cash and cash equivalents securing Derivatives Obligations; provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $5,000,000.

                  SECTION 5.11. Consolidations, Mergers, Acquisitions and Sales of Assets. (a) Neither the Borrower nor any of its Subsidiaries will consolidate or merge with or into any other Person, except that if, after giving effect thereto, no Default shall have occurred and be continuing, (i) any Subsidiary of the Borrower may be merged into the Borrower if the Borrower is the surviving corporation and (ii) any Subsidiary of the Borrower may merge with any other corporation (other than the Borrower) if the surviving corporation is a Subsidiary; provided that if any such merger involves a party that was not a wholly-owned Subsidiary immediately prior to such merger, then such merger must also comply with subsection (c) of this Section.

                  (b) Neither the Borrower nor any of its Subsidiaries will sell or otherwise transfer any asset, except (i) those assets owned on the date of this Agreement by the Borrower or any of its Subsidiaries identified on Schedule 5.11, (ii) sales and transfers between and among the Borrower and the Guarantors, (iii) the Spin-Off Transactions identified in Schedule 1.01(b) and the Spin-Off Distributions may be made in accordance with the Spin-Off Information, (iv) in the ordinary course of business, (v) transfers made to acquire Investments permitted by Section 5.09 or transfers made as Restricted Payments permitted by Section 5.16, (vi) transfer of assets comprising Quadrant Four Properties and (vii) other transfers (including assets other than Quadrant Four Properties transferred pursuant to Asset Swaps) provided that the aggregate fair market value of all assets transferred in reliance upon this clause (vii) shall not exceed $5,000,000 (or $10,000,000, in the case of transfers of assets comprising a Quadrant Two Property or Quadrant Three Property as part of an Asset Swap) per transfer or $25,000,000 in the aggregate during the period from the Effective Date through the Tranche B Maturity Date. Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries will sell or otherwise transfer any assets prior to the date of the Spin-Off Distributions, except as permitted by clauses (ii), (iv) or (v) above and except for those assets identified in Part II of Schedule 5.11.

                  (c) Neither the Borrower nor any of its Subsidiaries will, directly or indirectly (including, without limitation, by merger or consolidation), acquire any assets constituting a going concern business, or any capital stock or other ownership interests in any Person that prior to such acquisition was not a wholly-owned Subsidiary, except that, if at the time thereof and after giving effect thereto no Default shall have occurred and be continuing, the Borrower or any of its Subsidiaries may make any such acquisition; provided that (i) the business conducted with such acquired assets or conducted by such acquired Person shall be the same as or substantially similar to the principal business conducted by the Borrower and its Subsidiaries on the Effective Date, (ii) the aggregate consideration paid or delivered by the Borrower and its Subsidiaries (including the fair market value of any non-cash consideration, including any capital stock of the Borrower issued as part of such consideration, and any Debt outstanding at the time of any such acquisition that becomes Debt of the Borrower or a Subsidiary as a result of any such acquisition) shall not exceed (A) $5,000,000, in the case of any such acquisition or series of related acquisitions (or $25,000,000, in the case of any such acquisition or series of acquisition of any Quadrant One Property) or (B) $50,000,000, on a cumulative basis, for all such acquisitions subsequent to the Effective Date, (iii) the Borrower would be in compliance with Sections 5.18, 5.19, 5.20 and 5.21 for the most recent Calculation Period and as of the last day thereof if such acquisition had been consummated at the beginning of such Calculation Period, (iv) the Borrower shall deliver to the Agent a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth calculations in reasonable detail demonstrating compliance with the conditions set forth in clauses (ii) and (iii) above and (v) in the case of any such acquisition of any capital stock of or other ownership interests in any Person, such acquisition will result in such Person becoming a wholly-owned Subsidiary of the Borrower; provided further, that the limitations set forth in clause (ii) above shall not apply to any consideration paid or delivered in connection with an acquisition constituting part of an Asset Swap to the extent that the aggregate consideration paid or delivered by the Borrower and its Subsidiaries in connection with such acquisition includes assets comprising one or more Quadrant Two Properties, Quadrant Three Properties or Quadrant Four Properties transferred as part of such Asset Swap (or if one or more of such Quadrant Two Properties, Quadrant Three Properties or Quadrant Four Properties are sold as part of such Asset Swap, an amount equal to the Net Cash Proceeds of such sale), but shall apply to any excess consideration so paid or delivered.

                  SECTION 5.12. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans will be used to partially finance the repayment of the Borrower's or Subsidiaries' intercompany Debt to the Corning Companies. The proceeds of the Working Capital Loans and Swingline Loans will be used for general corporate purposes of the Borrower and its Subsidiaries, including acquisitions permitted by subclause (c) of Section 5.11 and working capital. Letters of Credit will be issued only to support obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business. None of such proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

                  SECTION 5.13. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements), that may be required under applicable law, or that the Required Banks, the Agent or the Security Agent may request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. The Borrower agrees to provide such evidence as the Security Agent shall reasonably request as to the perfection and priority status of each such security interest.

                  SECTION 5.14. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including any purchase, sale, lease or exchange of property or rendering of services, with or for the benefit of any Affiliate, other than (a) transactions expressly contemplated by the Transaction Documents or (b) any transaction entered into by the Borrower or any Subsidiary which is
(i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of such entity's business and (iii) upon fair and reasonable terms no less favorable to such entity than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

                  SECTION 5.15. Restrictions Affecting Subsidiaries. The Borrower will not create, incur, permit or suffer to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability or right of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary; provided that the foregoing shall not apply to restrictions or conditions (i) imposed by law, (ii) existing on the Effective Date that are identified in Schedule 5.15 or (iii) included in any partnership agreement or other governing document relating to a Qualified Joint Venture.

                  SECTION 5.16. Restricted Payments. Neither the Borrower nor any of its Subsidiaries will declare or make, or agree to declare or make, any Restricted Payment, except that, if at the time thereof and after giving effect thereto no Default shall have occurred and be continuing, (a) the Borrower may repay Permitted Subordinated Debt consisting of Debt owing to Corning, but only to the extent of the gross proceeds received by the Borrower (before deducting underwriting discounts and commissions or other expenses) from the issuance of the Senior Subordinated Notes or the borrowing of Senior Subordinated Bridge Loans, (b) the Borrower may repay Permitted Subordinated Debt consisting of Senior Subordinated Bridge Loans, but only to the extent of the gross proceeds received by the Borrower (before deducting underwriting discounts and commissions or other expenses) from the issuance of the Senior Subordinated Notes, (c) the Borrower may pay interest and fees as and when due in respect of the Senior Subordinated Bridge Loans and the Senior Subordinated Notes, (d) the Borrower may make the Spin-Off Distributions, (e) the Borrower may pay dividends on the Permitted Preferred Stock in an amount not exceeding $150,000 per year,
(f) after consummation of the Spin-Off Distributions, the Borrower may repurchase shares of its common stock to be contributed to employee benefit plans, or to the extent of any cash consideration received by the Borrower in respect of the issuance of shares of its common stock to employees, provided that aggregate Restricted Payments pursuant to this clause (f) shall not exceed during any fiscal year of the Borrower the sum of $10,000,000 plus the amount of cash consideration received by the Borrower during such fiscal year in respect of the issuance of shares of common stock to its employees, and (g) following the date of consummation of the Spin-Off Distributions, the Borrower may make a payment to Corning (as a Restricted Payment or otherwise) in an amount equal to the excess, if any, of (i) the aggregate amount of cash and cash equivalents held by the Borrower and its Subsidiaries on the date of the Spin-Off Distributions over (ii) the sum of the aggregate principal amount of Working Capital Loans and Swingline Loans outstanding on the date of the Spin-Off Distributions plus $40,000,000 plus the Net Cash Proceeds from any sales of assets identified in Part II of Schedule 5.11 received on or prior to such date.


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                                                                              76


                  SECTION 5.17.  Debt.

                  (a) The Borrower will not create, assume or otherwise be or become liable with respect to any Debt, except:

                  (i) Debt existing on the date of this Agreement identified on
         Schedule 5.17 and extensions, renewals and replacements of any such Debt (other than Existing Letters of Credit) that do not increase the outstanding principal amount thereof;

                 (ii) Debt in respect of the Loans and Letters of Credit hereunder;

                (iii) Permitted Subordinated Debt on terms and conditions, and incurred pursuant to documentation, satisfactory to the Agent and the Required Banks;

                 (iv) secured Debt of the Borrower permitted by clause (c) of
         Section 5.10 and unsecured Debt of the Borrower not otherwise permitted by the foregoing clauses of this Section; provided that the aggregate outstanding principal amount of Debt permitted by this clause (iv) plus Debt permitted by clause (vii) of subsection (b) of this Section shall not at any time exceed $10,000,000;

                  (v) Debt of the Borrower to the Corning Companies that is repaid on the Effective Date as provided in clause (o) of Section 3.01 and Excess Corning Debt; provided that no payment, whether of principal, interest or otherwise, shall be made in respect of any Excess Corning Debt (except to the extent of Restricted Payments made pursuant to clause (g) of Section 5.16) and all Excess Corning Debt outstanding on the date of consummation of the Spin-Off Distribution (after giving effect to any such permitted payments) shall be contributed by the Corning Companies to the capital of the Borrower and shall cease to be outstanding; and

                 (vi) Debt owed by the Borrower to any Subsidiary.

                  (b) The Borrower will not permit any Subsidiary to create, assume or otherwise be or become liable with respect to any Debt, except:

                  (i) Debt existing on the date of this Agreement identified on
         Schedule 5.17 and extensions, renewals and replacements of any such Debt (other than Existing Letters of Credit) that do not increase the outstanding principal amount thereof;

                 (ii) Debt in respect of the Guarantees under the Guarantee Agreement;

                (iii) Debt owed by any Subsidiary to the Borrower or to another Subsidiary; provided that such Debt is incurred in compliance with
         Section 5.09;

                 (iv) unsecured Debt of any Subsidiary that has become a Guarantor under the Guarantee Agreement in respect of a Guarantee of Permitted Subordinated Debt provided that any such Guarantee by a Subsidiary of any Permitted Subordinated Debt shall by its terms expressly provide that (A) the obligations of such Subsidiary under such Guarantee are subordinated to the obligations of such Subsidiary under the Loan Documents to which it is a party on the same terms as the obligations of the Borrower are subordinated pursuant to the related Permitted Subordinated Debt and (B) will terminate and be released if such Subsidiary is released from the Guarantee Agreement or if the Borrower's ownership interest in such Subsidiary is sold or otherwise disposed of either in a transaction permitted by the terms of the Permitted Subordinated Debt or pursuant to the exercise of remedies under the Pledge Agreement;

                  (v) Debt outstanding at the time of any acquisition permitted by subsection (c) of Section 5.11 that becomes Debt of the Borrower or a Subsidiary as a result of such acquisition and is treated as consideration paid in connection with such acquisition for purposes of subsection (c) of Section 5.11;

                 (vi) Debt of Qualified Joint Ventures that by its terms provides that neither the Borrower nor any of its other Subsidiaries (other than a Joint Venture Holding Company that owns an equity interest in such Qualified Joint Venture) is liable therefor; provided that the


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                                                                              78


         aggregate principal amount of Debt permitted by this clause (vi) shall not at any time exceed $5,000,000 for any Qualified Joint Venture or $15,000,000 in the aggregate for all Qualified Joint Ventures;

              (vii) secured Debt of Subsidiaries permitted by clause (c) of
         Section 5.10 and unsecured Debt of Subsidiaries not otherwise permitted by the foregoing clauses of this Section; provided that the aggregate outstanding principal amount of Debt permitted by this clause (vii) plus Debt permitted by clause (iv) of subsection (a) of this Section shall not at any time exceed $10,000,000; and

            (viii) Debt of any Subsidiary to the Corning Companies that is repaid on the Effective Date as provided in clause (o) of Section 3.01 and Excess Corning Debt; provided that no payment, whether of principal, interest or otherwise, shall be made in respect of any Excess Corning Debt (except to the extent of Restricted Payments made pursuant to clause (g) of Section 5.16) and all Excess Corning Debt outstanding on the date of consummation of the Spin-Off Distribution (after giving effect to any such permitted payments) shall be contributed by the Corning Companies to the capital of the Borrower and shall cease to be outstanding.

         SECTION 5.18. Leverage Ratio. The Leverage Ratio will not at any time during any period set forth below exceed the ratio set forth opposite such period:


         Period                                                        Ratio
         ------                                                        -----

Effective Date through December 31, 1997                            0.55 to 1.00

January 1, 1998 through December 31, 1998                           0.50 to 1.00

January 1, 1999 and thereafter                                      0.45 to 1.00


         SECTION 5.19. Debt Coverage Ratio. The Debt Coverage Ratio will not at any time during any period set forth below exceed the ratio set forth opposite such period:


         Period                                                         Ratio
         ------                                                         -----

Effective Date through June 30, 1997                                3.80 to 1.00

July 1, 1997 through December 31, 1997                              3.50 to 1.00


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                                                                              79


January 1, 1998 through June 30, 1998                               2.80 to 1.00

July 1, 1998 through December 31, 1998                              2.50 to 1.00

January 1, 1999 and thereafter                                      2.00 to 1.00


         SECTION 5.20. Coverage Ratio. The Coverage Ratio for any Calculation Period ending during any period set forth below will not be less than the ratio set forth opposite such period:


Calculation Period Ending During the Period                         Ratio
-------------------------------------------                         -----

January 1, 1997 through June 30, 1997                               1.80 to 1.00

July 1, 1997 through December 31, 1997                              2.00 to 1.00

January 1, 1998 through June 30, 1998                               2.25 to 1.00

July 1, 1998 through December 31, 1998                              2.50 to 1.00

January 1, 1999 through December 31, 1999                           2.75 to 1.00

January 1, 2000 and thereafter                                      3.00 to 1.00


provided that for purposes of determining the Coverage Ratio (i) for the Calculation Period ended March 31, 1997, the Consolidated Interest Expense shall be based on the Consolidated Interest Expense for the fiscal quarter then ended multiplied by four and shall be determined on a pro forma basis adjusted to give effect to the Spin-Off Transactions as if the Spin-Off Transactions and the borrowing of the Term Loans and Permitted Subordinated Debt had occurred on December 31, 1996; (ii) for the Calculation Period ended June 30, 1997, the Consolidated Interest Expense shall be based on the Consolidated Interest Expense for the two fiscal quarters then ended multiplied by two and shall be determined on a pro forma basis adjusted to give effect to the Spin-Off Transactions as if the Spin-Off Transactions and the borrowing of the Term Loans and Permitted Subordinated Debt had occurred on December 31, 1996; (iii) for the Calculation Period ended September 30, 1997, the Consolidated Interest Expense shall be based on the Consolidated Interest Expense for the three fiscal quarters then ended multiplied by four-thirds and shall be determined on a pro forma basis adjusted to give effect to the Spin-Off Transactions as if the Spin-Off Transactions and the borrowing of the Term Loans and Permitted Subordinated Debt had occurred on December 31, 1996; and (iv) for the Calculation Period ended December 31, 1997, the


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                                                                              80


Consolidated Interest Expense shall be based on the Consolidated Interest Expense for the four fiscal quarters then ended and shall be determined on a pro forma basis adjusted to give effect to the Spin-Off Transactions as if the Spin-Off Transactions and the borrowing of the Term Loans and Permitted Subordinated Debt had occurred on December 31, 1996.

                  SECTION 5.21. Consolidated Capital Expenditures. Consolidated Capital Expenditures during any fiscal year will not exceed the excess of (i) $95,000,000 over (ii) one-half of the aggregate consideration paid or delivered by the Borrower or any of its Subsidiaries during such fiscal year in connection with any acquisitions permitted by subsection (c) of Section 5.11 (including the fair market value of any non-cash consideration, including any capital stock of the Borrower issued as part of such consideration, and any Debt outstanding at the time of any such acquisition that becomes Debt of the Borrower or a Subsidiary as a result of such acquisition) excluding any such consideration that is not subject to the limitations of clause (ii) thereof by reason of the final proviso to such subsection; provided that, if the aggregate Capital Expenditures made in any fiscal year commencing on or after January 1, 1997, are less than the maximum allowed amount for such fiscal year (excluding amounts allowed by reason of this proviso), then an amount equal to the lesser of (x) such shortfall and (y) $9,500,000 shall be carried forward and added to the amount of Capital Expenditures permitted in the immediately succeeding fiscal year.

                  SECTION 5.22. Relationships with Corning Companies and CPS Companies. If the Spin-Off Distributions are not made on or prior to the Effective Date, then, unless and until the Spin-Off Distributions are made, and without limitation of the other covenants and agreements of the Borrower herein:

                  (a) the Borrower shall be permitted to own the shares of common stock of CPS to be distributed by it in connection with the Spin-Off Distributions, but neither the Borrower nor any of its Subsidiaries shall make, hold or acquire any other Investment in any CPS Company, or Guarantee any Debt or other obligation of any CPS Company, or incur any Debt to any CPS Company; and

                  (b) neither the Borrower nor any of its Subsidiaries shall enter into any agreement or other transaction with any CPS Company or Corning Company, other than the Transaction Documents entered into on or prior to the Effective Date and transactions expressly contemplated thereby and except as otherwise permitted by clause (b) of Section 5.14.


                                   ARTICLE VI

                                    Defaults
                                    --------

                  SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                  (a) (i) the Borrower shall fail to pay when due any principal of any Loan or any reimbursement obligation in respect of a Letter of Credit Disbursement or (ii) the Borrower shall fail to pay interest on any Loan, any fees or any other amount payable hereunder or under any other Loan Document within three days of the time such amount is due;

                  (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.01(e), any of Sections 5.08 to 5.12, inclusive, any of Sections 5.14 to 5.22, inclusive, or the Borrower or any Subsidiary shall fail to observe or perform any covenant contained in any of Sections [ ] of the Pledge Agreement or Sections [ ] of the Security Agreement;

                  (c) the Borrower or any Subsidiary shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) or (b) above) for 10 days after notice thereof has been given to the Borrower by the Agent at the request of any Bank;

                  (d) any representation, warranty, certification or statement made by the Borrower, any Subsidiary or Corning in this Agreement or any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

                  (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

                  (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof or, under circumstances in the nature of a default, to require the prepayment, repurchase or redemption thereof;

                  (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

                  (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

                  (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan pursuant to Section 4041(c) of ERISA shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or the Borrower or any Subsidiary has knowledge that a condition set forth in Sections 4042(a)(1), (2) or (3) of ERISA exists, or the PBGC shall have given notice to any member of the ERISA Group that it has determined that a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated and that it has commenced proceedings to obtain such a decree; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000; provided, however, that prior to the Spin-Off Transactions any such event or condition with respect to any member of the ERISA Group other than the Borrower or any Subsidiary shall constitute an Event of Default only if it has resulted or is reasonably expected to result a liability in excess of $10,000,000.

                  (j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower or any Subsidiary or a combination thereof and shall continue unsatisfied and unstayed for a period of 30 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

                  (k) at any time after the Spin-Off Distributions are made, any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Borrower; or, during any period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower; or

                  (l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any Subsidiary not to be, a valid and perfected security interest in respect of the collateral;

then, and in every such event, the Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, (ii) if requested by Banks holding Notes evidencing more than 50% of the aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) if requested by Banks having more than 50% of the Letter of Credit Exposure, require cash collateral as contemplated by
Section 2.15(k) in an amount not exceeding the Letter of Credit Exposure or (iv) any combination of the foregoing; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Borrower shall be required to provide, immediately, cash collateral as contemplated by Section 2.15(k) in an amount equal to the Letter of Credit Exposure.

                  SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

                                   ARTICLE VII

                         The Agent and Arranging Agents
                         ------------------------------

                  SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes each of the Agent and the Security Agent, each being referred to as an "Agent" for purposes of this Article, to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

                  SECTION 7.02. Agent and Affiliates. Each Bank that is an Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not an Agent, and each such Bank and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not an Agent.

                  SECTION 7.03. Action by Agent. The obligations of any Agent under this Agreement or any other Loan Documents are only those expressly set forth herein and therein. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI or, in the case of the Security Agent, as may be expressly provided in the Security Documents.

                  SECTION 7.04. Consultation with Experts. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

                  SECTION 7.05. Liability of Agent. Neither any Agent nor any of its Affiliates nor any of their respective directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or, when expressly required hereby, such different number of Banks required to consent to or request such action or inaction) or (ii) in the absence of its own gross negligence or willful misconduct. Neither any Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any other Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or its Subsidiaries; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith or therewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

                  SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Loans, Letter of Credit Exposure and unused Commitment, indemnify each Agent, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee's gross negligence or willful misconduct) that such Agent may suffer or incur in connection with this Agreement or any other Loan Document or any action taken or omitted by such indemnities hereunder or thereunder.

                  SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

                  SECTION 7.08. Successor Agent. Any Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as an Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

                  SECTION 7.09. Agent's Fees. The Borrower shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and such Agent.

                  SECTION 7.10. Arranging Agents. Each of the parties to this Agreement hereby acknowledges that the Arranging Agents do not have any obligations in their capacities as such under this Agreement or any other Loan Document and that neither any Arranging Agent nor any of its directors, officers, agents or employees shall have any liability hereunder or thereunder.


                                  ARTICLE VIII

                             Change in Circumstances
                             -----------------------

                  SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

                  (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period; or

                  (b) Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Agent that the London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans into Euro-Dollar Loans shall be suspended, and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, if such Borrowing is a Euro-Dollar Borrowing such Borrowing shall instead be made as a Base Rate Borrowing.

                  SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro- Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may not lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

                  SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement reflected in the Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans or Letters of Credit or its participations therein or its obligation to make such Euro-Dollar Loans or to issue or participate in Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan to the Borrower or to issue or participate in Letters of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

                  (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

                  (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

                  (d) The provisions of this Section also shall inure to the benefit of each Issuing Bank in its capacity as such.

                  SECTION 8.04.  Taxes.  (a)  For purposes of this
Section 8.04(a), the following terms have the following meanings:

                  "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any other Loan Document, and all liabilities with respect thereto, excluding (i) in the case of each Bank, each Issuing Bank and the Agent, taxes imposed on or measured by its income, and franchise, branch profits or similar taxes imposed on it, and taxes on the overall capital or net worth of the Bank or its applicable lending office or any branch or Affiliate thereto by a jurisdiction under the laws of which such Bank, such Issuing Bank or the Agent (as the case may be), is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located, and (ii) in the case of each Bank organized outside the United States of America, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

                  "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document, excluding any current or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) that arise as a result of sales, assignments or other transfers of rights hereunder by any Bank.

                  (b) Any and all payments by the Borrower to or for the account of any Bank, any Issuing Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank, such Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions,
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof or, if none is available, other documentary evidence showing such payment.

                  (c) The Borrower agrees to indemnify each Bank, each Issuing Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank, such Issuing Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 30 days after such Bank, such Issuing Bank or the Agent (as the case may be) makes written demand therefor.

                  (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Agent with the appropriate form or forms (including IRS Forms No. 1001 and 4224 and any forms required to replace forms previously provided because of a change in a Bank's place of organization, principal office or Applicable Lending Office, or in the event that any forms are no longer valid because of their expiration or a change in law or regulations, other appropriate evidence of exemption or reduction as reasonably requested by the Borrower), certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from withholding tax imposed by the United States or reduces the rate of withholding tax (if any) on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is otherwise not subject to such withholding tax.

                  (e) For any period with respect to which a Bank has failed to provide the Borrower or the Agent with the appropriate form as required by
Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States;

provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

                  (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the reasonable judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

                  (g) Each Bank that is organized under the laws of the United States of America or any State thereof shall, on or before the date such Bank becomes a party to this Agreement, deliver to the Borrower and the Agent an IRS Form W-9, or successor applicable form, certifying that it is entitled to an exemption from United States backup withholding tax.

                  (h) If the Borrower and a Bank (or, in the case of a payment to the Agent, the Agent) agree that any Taxes paid by the Borrower under this
Section 8.04 with respect to payments to such Bank (or the Agent) should, more likely than not, be refunded under applicable law, such Bank (or the Agent) shall, at the request of the Borrower and at the Borrower's expense, take such steps as may be appropriate to obtain a refund of such Taxes and shall permit the Borrower to participate in the preparation of any such refund claim. If any Bank (or the Agent) receives a refund in respect of any Taxes for which the Bank has received payment from the Borrower hereunder, such Bank (or the Agent), within 30 days of such receipt, shall deliver to the Borrower the amount of such refund. In addition, within 30 days of a written request by the Borrower, the relevant Bank (or Agent) shall execute and deliver to the Borrower such certificates, forms or other documents which can be reasonably furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder.

                  SECTION 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make, or convert outstanding Loans to, Euro-Dollar Loans to the Borrower has been suspended pursuant to Section

8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

                  (a) all Loans which would otherwise be made by such Bank as (or continued or converted into) Euro- Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks); and

                  (b) after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.


                                   ARTICLE IX

                                  Miscellaneous
                                  -------------

                  SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower, any Issuing Bank, the Swingline Bank or the Agent, at its address or its facsimile number or telex number set forth on the signature pages hereof (or, in the case of any Issuing Bank, in its Issuing Bank Agreement), (b) in the case of any Bank, at its address or its facsimile number or telex number set forth in its Administrative Questionnaire, or (c) in the case of any party, such other address or other facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answer back is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under
Article II or Article VIII shall not be effective until received.

                  SECTION 9.02. No Waivers. No failure or delay by the Agent, the Security Agent, any Issuing Bank or any Bank in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in the other Loan Documents provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, the Security Agent, each Arranging Agent and (in the case of expenses relating to any Letter of Credit) each Issuing Bank, including reasonable fees and disbursements of special counsel for the Agent and the Arranging Agents, in connection with the syndication of the credit facilities contemplated by this Agreement, the preparation and administration of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof, the issuance, amendment, renewal or extension of or drawing under any Letter of Credit, or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent, the Security Agent, each Arranging Agent, each Issuing Bank and each Bank, including reasonable fees and disbursements of outside counsel and allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

                  (b) The Borrower agrees to indemnify the Agent, the Security Agent, each Arranging Agent, each Issuing Bank and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each such Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including any of the foregoing with respect to Environmental Laws applicable to the Borrower or any Subsidiary), including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of any of the Loan Documents or Letters of Credit or any actual or proposed use of proceeds of Loans or Letters of Credit hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

                  SECTION 9.04. Sharing of Setoffs. Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of its claims in respect of Letter of Credit Disbursements and principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of claims in respect of Letter of Credit Disbursements and principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the claims in respect of Letter of Credit Disbursements and Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of claims in respect of Letter of Credit Disbursements and of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loan Documents. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a claim in respect of a Letter of Credit Disbursement or in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

                  SECTION 9.05. Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by, or approved in writing by, the Borrower and the Required Banks (and if the rights or duties of the Agent, the Security Agent, any Issuing Bank or the Swingline Bank are affected thereby, by the Agent, the Security Agent, such Issuing Bank or the Swingline Bank, as the case may be); provided that no such amendment or waiver shall (i) unless signed by all the Banks, increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of the same Class of all Banks) or subject any Bank to any additional obligation, (ii) unless signed by all the Banks, reduce the principal of or rate of interest on any Loan or any claim for reimbursement of a Letter of Credit Disbursement or any fees hereunder, (iii) unless signed by all the Banks, postpone the date fixed for any scheduled payment (but excluding any optional or mandatory prepayment) of principal of or interest on any Loan or for any reimbursement of a Letter of Credit Disbursement or for payment of any fees hereunder or for termination of any Commitment, (iv) unless signed by all the Banks, change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) unless signed by all the Banks, release any material amount of collateral from the security interest granted under any Security Document, except as expressly contemplated by such Security Document, (vi) unless signed by all the Banks, release any Guarantor from its Guarantee under the Guarantee Agreement, except as expressly contemplated by the Guarantee Agreement, (vii) unless signed by the Banks holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Banks holding Loans of any Class differently than those holding Loans of any other Class or (viii) unless signed by the Tranche B Banks holding a majority of the outstanding Tranche B Loans, change the rights of the Tranche B Banks to decline mandatory prepayments as provided in Section 2.11; provided further that any amendment or waiver of this Agreement that by its terms affects the rights or duties under this Agreement of the Working Capital Banks (but not the Tranche A Banks and Tranche B Banks), the Tranche A Banks (but not the Working Capital Banks and Tranche B Banks) or the Tranche B Banks (but not the Working Capital Banks and Tranche A Banks) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected class of Banks.

                  SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

                  (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans or its participations in Letters of Credit. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver described in clause (i), (ii),
(iii) or (iv) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

                  (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower, the Agent and (in the case of any assignment of a Working Capital Commitment) and each Issuing Bank and the Swingline Bank (which consents shall not be unreasonably withheld or delayed); provided that (i) if an Assignee is another Bank or an affiliate of any Bank, no such consent shall be required and
(ii) a Bank may assign all, or a proportionate part of all, of its rights and obligations of one Class separately from the other Classes. Upon execution and delivery of such instrument (including by the Borrower, the Agent, each Issuing Bank and the Swingline Bank, if their consent is required as provided above) and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

                  (d) If any Bank requests compensation under Section 8.03, or if the Borrower is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to
Section 8.04, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such

Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent (and, if a Working Capital Commitment is being assigned, the Issuing Banks and the Swingline Bank), which consents shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.04, such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                  (e) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

                  (f) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 or
8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                  SECTION 9.07. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

                  SECTION 9.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

                  SECTION 9.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement, together with the other Loan Documents and separate letter agreements regarding fees relating hereto, constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

                  SECTION 9.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT, THE ISSUING BANKS, THE SWINGLINE BANK AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                             CORNING CLINICAL LABORATORIES INC.,

                               by ______________________________

                                  Title:
                                  One Malcolm Avenue
                                  Teterboro, NJ 07608
                                  Attention of:
                                  Telecopy Number:

                             MORGAN GUARANTY TRUST COMPANY OF
                             NEW YORK,

                               by ______________________________

                                  Title:


                             NATIONSBANK, N.A.,

                               by ______________________________

                                  Title:


                             WACHOVIA BANK OF GEORGIA, N.A.,

                               by ______________________________

                                  Title:



                             [OTHER BANKS]

                             NATIONSBANK, N.A., as Issuing Bank,

                               by ______________________________


                                  Title:
                                  [Address]
                                  Attention of:
                                  Telecopy Number:


                             WACHOVIA BANK OF GEORGIA, N.A., as
                             Swingline Bank,

                               by ______________________________


                                  Title:
                                  [Address]
                                  Attention of:
                                  Telecopy Number:


                            MORGAN GUARANTY TRUST COMPANY OF
                            NEW YORK, as Administrative Agent

                               by ______________________________


                                  Title:
                                  60 Wall Street
                                  New York, NY 10260
                                  Attention of:
                                  Telecopy number: